Exhibit 10.3

ROSS SYSTEMS INC

as Purchaser

ADVANTAGE GROWTH FUND

JOHN CAINES

SIOBHAN SUTCLIFFE

MARK SUTCLIFFE

ROB ARCHER

ROBIN WIGHT

STEVE MASSEY

ALISTAIR NORMAN

RICHARD TESTER

ROY THOMAS

JOHN CLEMENT

RICHARD CRAIG

PHIL HIGNETT

COLIN DOWNES

DAN SAUNDERS

ROBIN WEST

JAMES WOOD

JAMES CUTTER

ANDY NEILSON

SARAH WESTON

DI JUDD

as Sellers

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT dated as of October 6, 2006, is made by and among ROSS SYSTEMS INC, a company organized and existing under the laws of Delaware (the “Purchaser”); and the ADVANTAGE GROWTH FUND registered in England and Wales as a limited partnership with registered number LP8457 whose principal place of business is at 37 Bennetts Hill, Birmingham, B2 5SN, UK (“AGF”), acting by its general partner, Advantage Growth Fund (General Partner) Limited, MR. JOHN CAINES having an address of 1 Charlton Park Gate, Cheltenham, GL53 7DJ, UK, MR. MARK SUTCLIFFE having an address of Apartment 103, New Hampton Lofts, 99 Branston Street, Birmingham, B18 6BG, UK, MRS. SIOBHAN SUTCLIFFE having an address of Apartment 103, New Hampton Lofts, 99 Branston Street, Birmingham, B18 6BG, UK, MR. ROBERT ARCHER having an address of 446 Quinton Road West, Quinton, Birmingham, B32 1QG, UK, MR. ROBIN WIGHT having an address of 2 Sidney Drive, Kingsley Holt, Stoke on Trent, ST10 2BH, UK, MR. STEVEN MASSEY having an address of 25 Tower Road, Worcester, WR3 7AF, UK, MR. ALISTAIR NORMAN having an address of9, Kings Hall, The Academy, Wake Green Road, Moseley, Birmingham, B13 9HW, UK, MR. RICHARD TESTER having an address of 1500 Bay Road, Apartment 230, South Beach, Miami, Florida, 33139, USA, MR. ROY THOMAS having an address of 19 Coach House Mews, Coventry Road, Warwick, Warwickshire, CV34 4LD, MR. JOHN CLEMENT 6 Yarn Lane, Dickens Heath, Solihull B90 1TU, UK, MR. RICHARD CRAIG having an address of 13 Catesby Croft, Loughton, Milton Keynes, MK5 8FH, UK, MR. PHIL HIGNETT having as address of Apartment 116, 1500 Bay Road, Miami, Florida, 33139 USA, MR. COLIN DOWNES having an address of 95 The Glassworks, 3 Canal Square, Birmingham B16 8FL, UK, MR. DAN SAUNDERS having an address of 8 Hyde Lane, Kinver, Stourbridge, DY7 6AF, UK, MR. ROBIN WEST having an address of Apartment 1525, 1508 Bay Road, Miami, Florida, 33131, USA, MR. JAMES WOOD having an address of 29 Westgate Apartments, 10 Arthur Place, Birmingham, B1 3DA, UK, MR. JAMES CUTTER having an address of 38 Lovelace Avenue, Solihull, West Midlands, B90 3JP, UK, MR. ANDY NEILSON having an address of 5 Popular Avenue, Tividale, West Midlands, B69 1RG, MS. SARAH WESTON having an address of 52 Thornfiled Road, Acocks Green, Birmingham, B27 7EB, UK and MS. DI JUDD having an address of 162 Farnborough Road, Castle Vale, Birmingham, B35 7NE, UK collectively, the “Sellers”), all of whom may be collectively referred to herein as the “Parties” or individually as a “Party”.

WITNESSETH

WHEREAS, just prior to the Closing (defined herein), the Sellers are the only legal and beneficial owners of 100% of the issued and outstanding shares of the Company on a fully diluted basis which they desire to sell 100% of the Shares (defined herein) to the Purchaser (the “Equity Interest”) and Purchaser wishes to purchase the Equity Interest from the Sellers.

WHEREAS concurrently with the closing of this Agreement, the Purchaser will receive Employment Agreements (defined herein) duly executed by the Key Employees (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

Section 1. Definitions and Principles of Construction

1.01 Defined Terms. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“$” shall mean, when used by itself, the United States dollar, the legal currency of the United States.

“Accumulated Revenue” shall mean the actual accumulated Relevant Revenues received by the Relevant Businesses (together the “Relevant Businesses”) for each of the Installment Periods in accordance with US GAAP provided always that Relevant Revenue associated with the sale, license or maintenance of hardware shall not account for more than 5% of the total Relevant Revenues for the Relevant Businesses for any Installment Period. In the event that more than 5% of the total Relevant Revenue for the Relevant Businesses for any Installment Period is derived from sale, license or maintenance of hardware, such excess revenue shall be excluded from the calculation of Accumulated Revenue for that Installment Period. Further, all customer returns and credits issued by the Relevant Businesses shall be deducted from the calculation of Accumulated Revenue in the same Installment Period as the corresponding revenue.

“Actual Net Asset Value” shall have the meaning given to such term in Section 2.02(c).

“Affiliate” shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” shall mean this Stock Purchase Agreement, the exhibits and schedules hereto and the certificates delivered in accordance herewith, as the same may be amended, supplemented or modified from time to time.

“Assets” shall mean all of the assets of the Company including but not limited to the Intellectual Property, the IP Assets, the Material Contracts, the Equipment Leases, and the Property Leases.

“Benefit Arrangement” shall mean any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self – insured arrangements), health or medical benefits, disability benefits, worker’s compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that is not an Employee Plan.

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in the United Kingdom are authorized or obligated to close.

“Cause” shall mean in respect of a Key Employee:

(i)	the conviction of any felony or other crime involving moral turpitude, fraud or misrepresentation, or participation by a Key Employee in any illegal, wrongful or dishonest conduct that is materially detrimental to the business or reputation of the Company;

(ii)	the refusal, failure or neglect (without reasonable cause or justification) to perform any services under the terms of his employment agreement provided the Company is not in material breach of the employment agreement;

(iii)	excessive use of alcohol, or use of illegal drugs, interfering with the performance of the Key Employee’s obligations under his employment agreement;

(iv)	a material breach of his employment agreement by the Key Employee without reasonable cause or justification and provided that the Company is not also in material breach;

Provided, that: (a) there shall be no termination for Cause for the facts and circumstances described in sub-clause (ii) above unless the Key Employee does not fully cure such refusal, failure, neglect or breach within a reasonable period of time, not in excess of 5 Business Days, or any such failure, neglect or breach is repeated; (b) in the case of any dispute over “Cause” between the Company and the Key Employee, the determination of a Court of Competent Jurisdiction shall be final.

“Claim Notice” shall mean written notification pursuant to Section 10.02(a) enclosing a copy of all papers served, if any, and specifying the nature of and basis for such claim together with the amount or, if not then reasonably ascertainable, a bona fide estimate of the amount of such claim.

“Closing” shall have the meaning given to such term in Section 2.03.

“Closing Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company prepared in accordance with UK GAAP and Section 2.02(c) as at the Closing Balance Sheet Date including, without limitation, all accruals and prepared as if such Closing Balance Sheet was a year end balance sheet.

“Closing Balance Sheet Date” shall mean the date of the Closing Balance Sheet which shall be the Closing Date.

“Closing Date” shall mean the date of the Closing.

“Common Stock” shall mean the common stock including, without limitation all ordinary shares, A ordinary shares and B ordinary shares, par value 10 pence each in the capital of the Company.

“Company” means MVI Holdings Limited, a company organized and existing under the laws of the United Kingdom and having a company number of 4376578.

“Constitution” shall mean the certificate or articles of incorporation and by-laws, or similar charter documents, as may be amended from time to time.

“Disclosure Schedule” shall mean the disclosure schedule attached as Schedule 3 containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by the Sellers pursuant to this Agreement.

“Effective Date” shall mean the date of this Agreement.

“Employee Litigation” shall have the meaning given in Section 3.12(i).

“Employment Agreement” shall mean the employment agreement in forms satisfactory to the Purchaser and substantially similar to that attached as Attachment A dated the Closing Date and duly signed by each of the Key Employees.

“Employee Plan” shall mean any “employment benefit plan” is maintained, administered or contributed to by any Seller or the Company and covers any employee or former employee of the Company.

“Employee Shareholder” shall mean the following Sellers: Mr. Roy Thomas, Mr. John Clement, Mr. Richard Craig, Mr. Phil Highett, Mr. Colin Downes, Mr. Dan Saunders, Mr. Robin West, Mr. James Wood, Mr. James Cutter, Mr. Andy Neilson, Ms. Sarah Weston and Ms. Di Judd.

“Environmental Laws” means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgement, order, decree, injunction, permit or governmental restrictions or requirement or any agreement with any governmental authority or other third party, whether now or hereafter in effect, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Equity Interest” shall mean the Common Stock representing 100% of the total issued and outstanding shares in the Company on a fully diluted basis which are currently owned by the Sellers and which shall be purchased by the Purchaser in accordance with the terms of this Agreement, as of the Closing including without limitation all of the ordinary shares, A ordinary shares and B ordinary shares of the Company.

“Equipment Leases” shall mean leases of, and agreements to hire, equipment (including motor vehicles) to the Company including, without limitation, those listed in Section 3.14(c) of the Disclosure Schedule.

“Expert” shall mean a partner from one of the top five (5) accounting firms in the United Kingdom which is not retained by the Purchaser or any member of the Purchaser’s Group as determined by the Purchaser acting reasonably and payment for which shall be shared equally between the Sellers and the Purchaser unless the Expert determines a less than 3.0% variation in the relevant management accounts prepared by the Purchaser in accordance with Section 2.02(d)(viii), in which case the Sellers shall pay the fees of the Expert in full.

“First Installment” shall mean the amount to be paid at the First Installment Payment Date as determined by Section 2.02(d).

“First Installment Payment Date” shall have the meaning given to such term in Section 2.02(e).

“First Installment Period” shall mean the period from the Closing Date until the twelve (12) month anniversary of the Closing Date.

“Governmental Licenses” shall have the meaning given to such term in Section 3.17.

“Governmental or Regulatory Authority” shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any state of the United States or any applicable foreign country or any domestic or foreign state, county, city or other political subdivision.

“Inception Date” shall mean February 19, 2002 the date of incorporation of the Company.

“Incremental Revenue” shall mean the actual accumulated Relevant Revenue received by the Relevant Businesses for each of the Installment Periods in accordance with US GAAP over and above US$6 million (in the case of the First Installment Period) and (in the case of Second Installment Period and the Third Installment Period) the Accumulated Revenue for the Installment Period in question less the Accumulated Revenue for the immediately preceding Installment Period provided always that Relevant Revenue associated with the sale, license or maintenance of hardware shall not account for more than 5% of the total Relevant Revenue for the Relevant Businesses for any Installment Period. In the event that more than 5% of the total Relevant Revenue for the Relevant

Businesses for any Installment Period is derived from sale, license or maintenance of hardware, such excess revenue shall be excluded from the calculation of Incremental Revenue for that Installment Period. Further, all customer returns and credits issued by the Relevant Businesses shall be deducted from the calculation of Incremental Revenue in the same Installment Period as the corresponding revenue.

“Indemnified Party” shall have the meaning given in Section 10.01.

“Indemnifying Party” shall have the meaning given in Section 10.01.

“Indemnified Period” shall mean the period between Closing until the Third Installment Payment Date.

“Insolvency Proceeding” means proceedings by or against a Person under the United States or United Kingdom’s bankruptcy code or other insolvency law, or the bankruptcy or insolvency law of any jurisdiction of the United Kingdom which proceedings may include assignments for the benefit of creditors or proceedings seeking reorganization, arrangement or other similar relief.

“Installment Payment Date” shall mean the date of any of the First Installment Payment Date, Second Installment Payment Date or the Third Installment Payment Date.

“Installment Period” shall mean any of the First Installment Period, Second Installment Period or the Third Installment Period.

“Intellectual Property” shall mean: (a) all copyrightable works, copyrights, design rights including all improvements, revisions, amendments, modifications or alternations and all applications, registrations, and renewals in connection therewith; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all inventions discoveries and patents (whether patentable or unpatentable and whether or not reduced to practice), all improvements, revisions, amendments, modifications or alternations thereto; (d) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all computer software (including data and related documentation) or source or object code, including all improvements, revisions, amendments, modifications or alternations; (f) all other proprietary, intellectual and industrial rights in whatever form or medium, including moral rights; and (g) the IP Assets.

“IP Assets” shall mean the computer software in part or whole created, developed, designed, owned and/or licensed by the Company including, without limitation, EventsEngine (or any change of name thereto), Custom enhancements to Mainsaver, WebWorkControl, CallManager, Portico and “Permit to Work”.

“Key Employees” shall mean each of Mark Sutcliffe, Siobhan Sutcliffe, Robert Archer, Robin Wight

“Law” shall mean all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law in any jurisdiction of the United Kingdom or any other applicable foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Level Multiple” shall mean any of the Level 1 Multiple, Level 2 Multiple, Level 3 Multiple or Level 4 Multiple.

“Level 1 Multiple” shall mean 0.75.

“Level 2 Multiple” shall mean 0.377.

“Level 3 Multiple” shall mean 0.36.

“Level 4 Multiple” shall mean 0.331.

“Liability” as used either singularly or in the plural shall mean any liability, debt or obligation of the Company, including any drawdowns under any loans made to the Company.

“Licensed Intellectual Property” shall mean all Intellectual Property owned by a third party and licensed or sublicensed to the Company.

“Lien” shall mean with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such share, property or asset.

“Loan Notes” shall mean the Series ‘A’ Loan Notes and the Series ‘B’ Loan Notes.

“Loss” shall mean any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, reasonable court costs, reasonable fees of attorneys, reasonable retainers, reasonable fees of accountants and other experts or other reasonable expenses of litigation, reasonable witnesses costs/expenses or other proceedings or of any claim, default or assessment).

“Material Adverse Effect” shall mean a material adverse effect upon (financial or otherwise) the business, assets or results of operations or prospects of the Company.

“Material Contracts” shall have the meaning given in Section 3.16(f).

“Net Asset Value” shall mean the current assets of the Company (including cash at bank) less the total balance sheet liabilities bank excluding debts and bank loans.

“Order” shall mean any writ, judgement, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Owned Intellectual Property” shall mean all Intellectual Property owned by the Company.

“Person” shall mean an individual, partnership, corporation, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

“Proceeding” shall have the meaning give in Section 3.10.

“Property Leases” shall mean all property leases executed by the Company that are effective as at the Closing including, without limitation, 21 George Street, Birmingham, B3 1QA, UK.

“Purchaser Closing Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company prepared in accordance with UK GAAP as at the Closing Balance Sheet Date including, where possible, actual numbers rather than accruals as if such Closing Balance Sheet was a year end balance sheet.

“Purchaser’s Group” shall mean the group of companies ultimately owned by CDC Corporation (NASDAQ:CHINA)

“Records” means originals and copies, of all books, files, reports, records, correspondence, documents and other material of or relating to or used in connection with the Company and including, without limitation: (a) all relevant by-laws and certificates of incorporation, minute books, statutory books and registers, books of account and copies of taxation returns; (b) sales literature, market research reports, brochures and other promotional material; (c) all sales and purchasing records; and (d) lists of all regular suppliers and customers.

“Relevant Business” means the Company, MVI Technology Inc, a Florida registered company having a registration number PO4000159896, MVI Technology Limited, a United Kingdom registered company having a registration number # 02700276 and MVI Software Limited, a United Kingdom registered company having a registration number #4376567 (being the subsidiaries of the Company at Closing), and/or any other company or division of the Purchaser’s Group which produces Relevant Revenues in any Installment Period.

“Relevant Revenues” means revenue received by any Relevant Business in any Installment Period from the sale of the software and associated maintenance support and consultancy services relating to the Company’s Business (as defined in Section 5.11(a)).

“Second Installment” shall mean the amount to be paid at the Second Installment Payment Date as determined by Section 2.02(d).

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder or any similar U.S. federal statute and the rules and regulations of the SEC thereunder.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Second Installment Payment Date” shall have the meaning given to such term in Section 2.02(e).

“Second Installment Period” shall mean the period from the anniversary of the Closing Date until the twenty four (24) month anniversary of the Closing Date.

“Sellers” shall have the meaning given in the Recitals hereto and “Seller” shall mean any of the Sellers.

“Sellers Representative” shall mean Mr. John Caines or, if he dies or shall become unable to act, such other person or persons as a majority of the Sellers shall nominate to the Purchaser.

“Sellers Solicitors” shall mean BPE, 33 Bennetts Hill, Birmingham, B2 5SN.

“Series ‘A’ Loan Notes” shall mean the loan note in a form satisfactory to the Sellers Representative and the Purchaser and substantially similar to that attached as Attachment B duly signed by all relevant parties.

“Series ‘B’ Loan Notes” shall mean the loan note in a form satisfactory to the Sellers Representative and the Purchaser and substantially similar to that attached as Attachment C duly signed by all relevant parties.

“Subsidiaries” when used in plural or “Subsidiary” when used singly shall mean, in relation to the Company, a corporate entity whose voting shares are owned more than 10% by the Company.

“Substantiated Claims” shall mean a claim for breach of any of the warranties contained in Section 3 or any indemnity contained in Section 10 the extent that such claim is admitted by the Sellers Representative, no response has been received by the Sellers Representative within 21 days of receiving details of such claim in accordance with Section 10.02(b) or has been adjudicated upon in favour of the Purchaser by a Court of competent jurisdiction.

“Taxation” shall mean any taxation, duty, impost, levy, tariff or contribution (together with any interest any penalty relating thereto) imposed or administered by any Governmental or Regulatory Authority.

“Third Installment” shall mean the amount to be paid at the Third Installment Payment Date as determined by Section 2.02(d).

“Third Installment Payment Date” shall have the meaning given to such term in Section 2.02(e).

“Third Installment Period” shall mean the period from the twenty four (24) month anniversary of the Closing Date until the thirty six (36) month anniversary of the Closing Date.

“Total Consideration” shall have the meaning given to such term in Section 2.02(a).

“Tranche 1 Consideration” shall have the meaning given to such term in Section 2.02(a).

“Tranche 2 Consideration” shall have the meaning given to such term in Section 2.02(a).

“Tranche 2 Installment” shall mean any of the First Installment, the Second Installment or the Third Installment.

“True Up Amount” shall have the meaning given to such term in Section 2.02(c).

“Transaction Documents” shall mean this Agreement (and all relevant share transfers, share certificates, board and shareholder resolutions and any other ancillary documents required for the consummation of this Agreement), the Employment Agreements, the Series ‘A’ Loan Notes and the Series ‘B’ Loan Notes.

“Transfer” shall mean the making of any sale, exchange, assignment or gift, the granting of any security interest, pledge or other encumbrance in, or the creation of, any voting trust or other agreement or arrangement with respect to the transfer of voting rights in the Equity Interest, or the creation of any other claim thereof or any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the right, title or interest or possession in or of the Equity Interest.

“U.S.” or “US” shall mean the United States of America.

“UK GAAP” shall mean generally accepted accounting principles of the United Kingdom.

“US GAAP” shall mean the generally accepted accounting principles of the United States.

“Warranties” shall have the meaning given in Section 9 and “Warranty” shall have a corresponding meaning.

“Warrantors” shall mean the Sellers other than Advantage Growth Fund, Alastair Norman, Richard Tester and Mr. John Caines and the Employee Shareholders.

1.02 Principles of Construction.

(a) All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(b) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States.

(c) The singular terms include the plural and the plural terms include the singular.

(d) The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 2. Sale and Purchase of the Equity Interest and Consideration.

2.01 Sale and Purchase of the Equity Interest.

(a) Subject to the terms and conditions hereof, and in reliance upon the warranties and covenants contained in this Agreement as of the Effective Date and on the Closing Date, the Purchaser agrees to purchase the Equity Interest from the Sellers and each Seller agrees, jointly and severally, to sell, transfer, convey, assign and deliver the Equity Interest to the Purchaser.

(b) Each of the Sellers hereby waives in favor of the Purchaser any pre-emptive or other rights that each Seller has now or might otherwise have in respect of any of the Equity Interest held by the Sellers prior to Closing. Each Seller agrees that the Equity Interest will be transferred free from any Lien and with all rights, including dividend rights, attached or accruing to them on and from the Closing Date.

2.02 Consideration.

(a) Total Consideration. Subject to terms and conditions hereof, the consideration to be paid for the Equity Interest by the Purchaser shall be an aggregate of $6 million in cash less: (i)a NAV Adjustment as set out in Section 2.02(c) and (ii) all amounts outstanding on any loan facility, including, without limitation, the HSBC loan facility (the “Tranche 1 Consideration”) and an amount to be determined in accordance with Section 2.02(d) (the “Tranche 2 Consideration”). The aggregate of the Tranche 1 Consideration and the Tranche 2 Consideration shall be the “Total Consideration”. The Tranche 1 Consideration shall be paid in a manner set out in Section 2.02(b) and the Tranche 2 Consideration shall be paid in a manner set out in Sections 2.02(c) and 2.02(d). Notwithstanding anything else contained in this Agreement, in no event shall the Total Consideration in aggregate exceed $18 million.

(b) Tranche 1 Consideration. The Tranche 1 Consideration shall be $6 million payable in cash on Closing less the NAV Adjustment Amount (if any) in cash and/or Series A Loan Notes to the Sellers as set out in Schedule 1. The cash elements Tranche 1 Consideration shall be paid by electronic transfer to the account of the Sellers Solicitors, namely: BPE Client Dollar Suspense Account, Barclays Bank, 128 High Street, Cheltenham, IBAN: GB37BARC20201572770299, SWIFTBIC: BARCGB22, Account Number: XXXXXX and shall be deemed to be made when it reaches the bank account of the Sellers’ Solicitors. The Series ‘A’ Loan Notes shall be executed on Closing by the Purchaser (evidenced by the electronic delivery of the Series A Loan Notes duly executed by the directors of the Purchaser in PDF format to the Sellers’ Solicitors at Anthony.Rudge@bpe.co.uk) and dispatched to the Sellers’ Solicitors by Fedex within 5 working days of Closing.

(c) NAV Adjustment. The “NAV Adjustment” (if any) shall be determined as follows:

(i) Each of Sellers hereby warrant that the Net Asset Value of the Company as of July 31, 2006 is negative $350,000 (the “Actual Net Asset Value”) provided always that the sole remedy for breach of such warranty is deduction from the Tranche 1 Consideration and/or the Tranche 2 Consideration (provided always that any deduction can be made once only) or in the event that the Tranche 1 Consideration and/or Tranche 2 Consideration is not sufficient paid by the Sellers in accordance with the terms of this section.

(ii) On Closing, the Sellers shall provide the Closing Balance Sheet to the Purchasers. The Closing Balance Sheet shall include the total current assets including cash at bank of the Company as at the Closing Balance Sheet Date (“Closing Current Assets”) and the total balance sheet liabilities of the Company excluding bank debts and bank loans as at the Closing Balance Sheet Date (“Closing Total Liabilities”). The difference between the Closing Current Assets and the Closing Total Liabilities shall be the “Closing Net Asset Value”.

(iii) In the event that the difference between Actual Net Asset Value and the Closing Net Asset Value (the “Difference Amount”) is greater than zero, then the NAV Adjustment shall equal the Difference Amount. If the Difference Amount is less than zero, the NAV Adjustment shall be zero. The NAV Adjustment shall be deducted from the Tranche 1 Consideration.

Example:

Assuming that the Closing Net Asset Value is negative $400,000 and the Actual Net Asset Value is negative $350,000, then the Difference Amount would be $50,000

(iv) Within sixty (60) days of the Closing, the Purchaser shall prepare the Purchaser Closing Balance Sheet in accordance with UK GAAP and forward it to either Sellers Representative for approval in accordance with this Section 2.02(iv). In the event that the difference between the Net Asset Value on Closing and the Purchaser Closing Balance Sheet Net Asset Value (the “True Up Amount”) is greater than zero, then the True-Up Amount shall be deducted from the First Installment or in the event the True Up Amount is greater than the First Installment, such True Up Amount shall be paid by the Sellers to the Purchaser on the First Installment Payment Date. Such Sellers Representative shall have fifteen (15) days from receipt of the Purchaser Closing Balance Sheet (“Approval Period”) to approve the Purchaser Closing Balance Sheet. In the event that either the Sellers Representative approves the Purchaser Closing Balance Sheet or no Objection (as defined below) is received from such Sellers Representative within the Approval Period, the Purchaser Closing Balance Sheet shall be deemed to be approved by the Sellers. In the event that the Sellers Representative provides written objection to the Purchaser within the Approval Period setting out in detail the reasons why they do not approve the Purchaser Closing Balance Sheet (“Objection”), the Purchaser and the Sellers Representative shall meet within 7 days of the Purchaser receiving the Objection to resolve any dispute between them. If any dispute between the Purchaser and the Seller Representatives is not resolved within a period of thirty (30) days after the end of the Approval Period, the dispute will be referred to an Expert for determination, which shall be final and binding on the parties save in the case of manifest error.

(d) Tranche 2 Consideration – Calculation. Subject always to the fact that the aggregate Tranche 2 Consideration shall not exceed US$12 million, the amount of the Tranche 2 Consideration shall be determined as follows:

(i)	Notwithstanding any other provision contained in this Section 2.02(d), in the event that:

(A)	the Accumulated Revenue for any Installment Period is equal to or less than $6 million (“Base Threshold”), each Tranche 2 Installment (other than any already earned whether paid or otherwise) shall be zero;

Example

Assuming the Accumulated Revenue for the Second Installment Period is $5,990,000, the Second Installment shall be zero.

(B)	the Accumulated Revenue for any Installment Period is less than the Accumulated Revenue for any preceding Installment Period, such Tranche 2 Installment shall be zero.

Example

Assuming the Accumulated Revenue for the Second Installment Period is $13,000,000 and the Accumulated Revenue for the Third Installment Period is $12,000,000, the Tranche 3 Installment shall be zero.

(C)	the Incremental Revenue for any Installment Period is less than the Incremental Revenue for any preceding Installment Period (“Negative Incremental Revenue”), such Tranche 2 Installment shall be zero and the Incremental Revenue for the subsequent Installment Period shall be adjusted downwards by the amount of Negative Incremental Revenue.

Example

Assuming the Incremental Revenue for the First Installment Period is $7,000,000 and the Incremental Revenue for the Second Installment Period is $4,000,000, the Tranche 2 Installment shall be zero and the Incremental Revenue for the Third Installment Period shall be adjusted downwards by $3,000,000

(D)	The Level 1 Multiple shall only be available to the first $3,500,000 of Incremental Revenue, the Level 2 Multiple shall only be available for the next $7,500,000 of Incremental Revenue, the Level 3 Multiple shall only be available for the next $9,000,000 of Incremental Revenue and the Level 4 Multiple shall only be available for the next $10,000,000. For all Level Multiples, once part of the Incremental Revenue is used in the calculation of an Installment, then such part will no longer be available for use against such Level Multiple in any future Installment Period.

Example

Assuming the Incremental Revenue for First Installment Period is $5,000,000, then the First Installment shall be $3,500,000 x 0.75 + $1,500,000 x 0.377 = $3,190,500 and only $6,000,000 of future Incremental Revenue will be available for use against the Level 2 Multiple.

First Installment Period

(ii)	In the event that the Incremental Revenue for the First Installment Period exceeds the Base Threshold by an amount equal to or less than US$3,500,000, the First Installment shall be the amount of Incremental Revenue for the First Installment Period multiplied by the Level 1 Multiple.

Example

Assuming the Incremental Revenue for the First Installment Period is $1,500,000, then the First Installment shall be $1,500,00 x 0.75 = $1,125,000

(iii)	In the event that the Incremental Revenue for the First Installment Period is greater than $3,500,000, the First Installment shall be determined by the following formula:

[Incremental Revenue up to $3,500,000 x Level 1 Multiple] + [Incremental Revenue equal to or greater than $3,500,000 but less than $11,000,000 x Level 2 Multiple] + [Incremental Revenue greater than $11,000,000 but less than $20,000,000 x Level 3 Multiple] + [Incremental Revenue greater than $20,000,000 but less than $30,000,000 x Level 4 Multiple].]

Example

Assuming the Incremental Revenue for the First Installment Period is $5,000,000, then the First Installment shall be $3,500,000 x 0.75 + $1,500,000 x 0.377 = $3,190,500.

Assuming the Incremental Revenue for the First Installment Period is $20,500,000, then the First Installment shall be $3,500,000 x 0.75 + $7,500,000 x 0.377 + $9,000,000 x 0.36 + $500,000 x 0.331 = $8,858,000

Notwithstanding the above and for the avoidance of doubt, the Level 1 Multiple shall only apply to Incremental Revenue earned during the First Installment Period. Any Incremental Revenue earned after the First Installment Period will not attract the Level 1 Multiple.

Second Installment Period

(iv)	In the event that the Incremental Revenue for the Second Installment Period is equal to or less than $7,500,000, the Second Installment shall be the amount of Incremental Revenue for the Second Installment Period multiplied by the Level 2 Multiple.

Example:

Assuming the Incremental Revenue for the Second Installment Period is $6,500,000, then the Second Installment shall be $6,500,000 x 0.377 = $2,450,500

(v)	In the event that the Incremental Revenue for the Second Installment Period is greater than $7,500,000, the Second Installment shall be determined by the following formula:

[Incremental Revenue up to or equal to $7,500,000 x Level 2 Multiple] + [Incremental Revenue equal to or greater than $7,500,000 but less than $16,500,000 x Level 3 Multiple] + [Incremental Revenue greater than $16,500,000 up to $26,500,000 x Level 4 Multiple]

Example

Assuming the Incremental Revenue for the Second Installment Period is $10,000,000 then the Second Installment shall be $7,500,000 x 0.377 + $2,500,000 x 0.36 = $3,727,500

Notwithstanding the above and for the avoidance of doubt, the Level 2 Multiple shall only apply to Incremental Revenue earned during the Second Installment Period. Any Incremental Revenue earned after the Second Installment Period will not attract the Level 2 Multiple.

Third Installment Period

(vi)	In the event that the Incremental Revenue for the Third Installment Period is equal to or less than $9,000,000, the Third Installment shall be the amount of Incremental Revenue for the Third Installment Period multiplied by the Level 3 Multiple.

Example:

Assuming the Incremental Revenue for the Third Installment Period is $8,000,000, then the Third Installment shall be $8,000,000 x 0.36 = $2,880,000

(vii)	In the event that the Incremental Revenue for the Third Installment Period is greater than $9,000,000 but less than $19,000,000, the Third Installment shall be determined by the following formula:

[Incremental Revenue up to or equal to $9,000,000 x Level 3 Multiple + Incremental Revenue of greater than or equal to $9,000,000 but less than $19,000,000 x Level 4 Multiple]

Example:

Assuming the Incremental Revenue for the Third Installment Period is $9,500,000 then the Third Installment shall be $9,000,000 x 0.36 + $500,000 x 0.331 = $2,405,500

(viii)

Within forty five (45) days of the end of each Installment Period, the Purchaser shall prepare management accounts of the Company for the relevant Installment Period in accordance with US GAAP and forward them to either Sellers Representative for approval in accordance with this Section 2.02(viii). Such Sellers Representative shall have fifteen (15) days of receipt of the management accounts (“Installment Approval Period”) to approve the relevant management accounts. In the event that the Sellers Representative either approves the relevant management accounts or no response is received from the Sellers Representative within the Installment Approval

Period, the relevant management accounts shall be deemed to be approved by the Sellers. In the event that the Sellers Representative provides written objection to the Purchaser within the Installment Approval Period setting out in detail the reasons why they do not approve the relevant management accounts (“Installment Objection”), the Purchaser and the Seller Representative shall meet within 7 days of the Purchaser receiving the Installment Objection to resolve any dispute between them. If any dispute between the Purchaser and the Seller Representative is not resolved within a period of thirty (30) days after the end of the Installment Approval Period, the dispute will be referred to an Expert for determination, which shall be final and binding on the parties save in the absence of manifest error.

(e) Tranche 2 Consideration – Payment. Subject to Section 2.02, and subject always to the provisions of Section 2.02(h) (“Holdback”) the Tranche 2 Consideration shall be payable in three installments sixty (60) days after the later of: (i) the approval or deemed approval by the Sellers Representative or determination by the Expert of the relevant Installment Period accounts provided in accordance with Section 2.02(d)(viii) after each of the twelve (12) month anniversary (“First Installment Payment Date”), twenty four (24) month anniversary (“Second Installment Payment Date”) and thirty six (36) month anniversary (“Third Installment Payment Date”) of the Closing by the issue of Series ‘B’ Loan Notes (in accordance with Section 2.02(f) below. Notwithstanding the requirements of this provision, no Tranche 2 Consideration shall be payable until the Purchaser has received from the Sellers banking details.

In the case of each of the Key Employees (with the exception of Siobhan Sutcliffe) the payment of any Tranche 2 Installment not yet paid shall be conditioned upon the continued full time employment of such Seller with respect to his Employment Agreement or in any other capacity by the Company or any member of the Purchaser’s Group at the end of the Installment Period in question and provided always that (i) such condition shall expire on 31st December 2008 in respect of Mark Sutcliffe and 30th June 2008 in respect of the other Key Employees, Richard Tester and Alistair Norman and (ii) that the preceding condition shall not apply in the event that such Seller was terminated as an employee for a reason other than Cause (as defined in the Employment Agreement).

(f) The Series ‘B’ Loan Notes shall be paid in cash on redemption of the said Series ‘B’ Loan Notes.,

(g) Apportionment of Tranche 1 Consideration and Tranche 2 Consideration. All amounts paid to the Sellers under this Agreement (including both the Tranche 1 Consideration and the Tranche 2 Consideration) shall be apportioned between the Sellers on a pro-rata basis relative to each Sellers’ percentage ownership of Equity Interest prior to Closing as set out in Schedule 2 and shall only be payable upon receipt of each Seller’s banking details by the Purchaser.

(h) Hold back. Any Tranche 2 Consideration earned but not yet paid at any Installment Payment Date shall be available to the Purchaser for the satisfaction of any Loss arising during the Indemnified Period (“Hold Back Amount”) in respect of:

(i) the amount of any Substantiated Claim for breaches of, or inaccuracies in, the Warranties given by the Sellers and/or the Warrantors herein or the nonfulfillment of, or failure to perform, any covenant or agreement on the part of any Seller and/or Warrantor contained in this Agreement or the Transaction Documents and/ or brought by the Purchaser against any or all Warrantors and/or Sellers pursuant to the indemnifications granted under Section 10; or

(ii) a bona fide estimate of Loss where a Claim has been duly made by the Purchaser in respect of any of the matters referred to in paragraph (i) above but such claim has not become a Substantiated Claim and provided always that once such Claim has become a Substantiated Claim (“Resolution”) any excess of the Hold Back Amount over the actual Loss shall be paid to the Sellers and/or Warrantors within 15 days of Resolution.

The Purchaser may set off and apply any such amounts owed to it by the Sellers or Warrantors (as the case may be) against the Hold Back Amount to reduce the amount of any Tranche 2 Installment due to any Seller or Warrantor in proportion to the amount prospectively due to each Seller or Warrantor and the amount of any Hold Back in respect of breach of the Warranties shall be held back from the Warrantors only. For the avoidance of doubt, this Section 2.02(h) does not limit in any way the liability of the Sellers to the Purchaser for any breach of this Agreement.

2.03 Closing. The closing for the purchase and sale of the Equity Interest (the “Closing”) shall be October     , 2006 (the “Closing Date”) at the offices of the Purchaser at Two Concourse Parkway, Suite 800, Atlanta, Georgia 30328, USA, or (if not such date) as soon as possible thereafter, but in no event later than ten (10) Business Days after satisfaction of the conditions set forth in Section 7 and 8, or some other time, date and place as the Parties may agree. At the Closing:

(a) the Purchaser agrees to purchase the Equity Interest from the Sellers, and the Sellers jointly and severally agree to: (i) sell, transfer, convey, assign and deliver the Equity Interest to the Purchaser; and (ii) give the undertakings and make the covenants set forth in this Agreement. Such issuance, sale, transfer, conveyance, assignment and delivery of the Equity Interest shall convey good and marketable title to the Equity Interest held by such Seller, free and clear of any and all Liens;

(b) the Sellers shall deliver to the Purchaser share transfers and certificate(s) in a registrable form evidencing the Equity Interest duly endorsed in blank or with stock powers duly executed together with all duly executed documents and forms required for the stamping of the transfers in respect of the conveyance of the Equity Interest to the Purchaser in accordance with the Company’s Constitution;

(c) the Sellers and the Company shall also deliver to the Purchaser the opinions, certificates and further assurances as contemplated herein.

The payment of the Tranche 1 Consideration shall be the last action performed at Closing and shall be made promptly after receipt by the Purchaser of the Equity Interest. The payment of any of the Total Consideration by the Purchaser shall be unequivocally conditioned upon: (a) each of the Sellers’ due performance of the covenants herein; and (b) the execution of the other Transaction Documents; and (d) each of the other conditions precedent set out in this Section 2 and Section 7.

Section 3 Representations and Warranties of the Warrantors.

Without prejudice to the generality of the following paragraph, each of the Sellers represents and warrants to, in respect of himself or itself only and for the benefit of the Purchaser as of the Effective Date and the Closing Date, the warranties contained in Section 3.01(b), Section 3.03 (with respect to the Capital Stock owned by them prior to Closing) and Section 3.28 (but as regards the representation and warranty to be given by AGF in Section 3.28, such representation and warranty shall be given in respect of AGF only and not in respect of the Company or any of the other Sellers).

Each of the Warrantors jointly and severally represents and warrants to, and for the benefit of the Purchaser as of the Effective Date and the Closing Date all of the following:

3.01 Authority. (a) The Sellers (constituting all of the stockholders) have approved the transactions contemplated by this Agreement and each of the Transaction Documents. The affirmative votes of the Sellers are the only votes of the holders of the Company’s capital stock necessary to approve this Agreement and the Transaction Documents and the transactions contemplated therein. This Agreement and the Transaction Documents have been duly and validly executed and delivered by the Sellers and constitutes a legal, valid and binding obligation of the Sellers enforceable against the Sellers in accordance with there terms. No meeting has been convened or resolution proposed, or petition presented, and no order has been made, for the winding-up of the Company. No distress, execution or other similar order or process has been levied on any of the property or assets of the Company. No voluntary arrangement has been proposed or reached with any creditors of the Company. No receiver, receiver and manager, provisional liquidator, liquidator or other officer of the court has been appointed in relation to the Company. The Company is able to pay its debts as and when they fall due and the Company is not insolvent.

(b) Each of the Sellers have full legal capacity, power and authority to enter into, execute and deliver this Agreement and, where applicable, the Transaction Documents, and to perform each of their obligations hereunder, thereunder and under each of the other documents required to be entered into pursuant hereto. This Agreement and each applicable Transaction Documents have been duly and validly executed and delivered by each Seller and when executed will constitute a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms. No meeting has been convened or resolution proposed, or petition presented, and no order has been made, for the bankruptcy of any Seller. Each Seller is able to pay its debts as and when they fall due.

3.02 Organization and Authorization of the Company. (a) The Company is a corporation duly organized, validly existing, and in good standing under laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and to own, use and lease its assets and properties. The Company is duly qualified to do business in each jurisdiction where it carries on business and is in good standing in each jurisdiction where it carries on business.

(b) During the preceding twelve (12) months from the Closing Date, the Company has only conducted business in the United Kingdom, Eire, the United States of America and Canada and is duly qualified, licensed or admitted to do business in each of such jurisdiction to the extent that such qualification, license or admission is required by that jurisdiction’s laws. The Company has full corporate power to own its properties, assets and business and to carry on its business operations and has done everything necessary to do business lawfully in the aforementioned jurisdictions.

(c) The name of each director and officer of the Company on the Effective Date and the Closing Date, and the position with the Company held by each, are listed in Section 3.02(c) of the Disclosure Schedule.

(d) Prior to the execution of this Agreement, the Sellers and the Company have made available to the Purchaser true and complete copies of the Constitution and Records of the Company as in effect on the date hereof. The Records are: (i) complete, true and accurate; (ii) give a materially accurate view of the trading transactions, financial and contractual position of the Company and of its assets and liabilities; (iii) as far as is relevant, have been prepared in accordance with all relevant laws; (iv) are in the possession of the Company in their original form.

(f) The Company has filed and/or registered all company filings and other Records as and where required to be filed and/or registered.

3.03 Capitalization & Ownership. (a) As at the Closing Date, the issued capital stock of the Company consists of 477,914 shares, of which 65,693 B ordinary shares have been issued to

Advantage Growth Fund, 35,490 ordinary shares have been issued to Mr. John Caines, 153,000 ordinary shares have been issued to Mr. Mark Sutcliffe, 72,000 ordinary shares have been issued to Mrs. Siobhan Sutcliffe, 37,500 ordinary shares have been issued to Mr. Rob Archer, 37,500 ordinary shares have been issued to Mr. Robin Wight, 22,824 A ordinary shares have been issued to Mr. Steve Massey, 22,118 A ordinary shares have been issued to Mr. Alistair Norman, 15,059 A ordinary shares have been issued to Mr. Richard Tester, 3,530 A ordinary shares have been issued to Mr. Roy Thomas, 3,830 A ordinary shares have been issued to Mr. John Clement, 1,980 A ordinary shares have been issued to Mr. Richard Craig, 3,830 A ordinary shares have been issued to Mr. Phil Highett, 680 A ordinary shares have been issued to Mr. Colin Downes, 680 A ordinary shares have been issued to Mr. Dan Saunders, 400 A ordinary shares have been issued to Mr. Robin West, 400 A ordinary shares have been issued to Mr. James Wood, 400 A ordinary shares have been issued to Mr. James Cutter, 400 A ordinary shares have been issued to Mr. Andy Neilson, 400 A ordinary shares have been issued to Ms. Sarah Weston and 200 A ordinary shares have been issued to Ms. Di Judd. . All of the issued shares have been duly authorized and validly issued to the Sellers and are fully paid and non-assessable, have been issued in compliance with all applicable Law, including securities Laws, and was not issued in violation of or subject to any preemptive rights, put or call rights or obligations, rights of first refusal, anti-dilution rights or liquidation rights or other rights to subscribe for or purchase securities of the Company.

Aside from the Equity Interest, there are no authorized, issued or outstanding shares of the Company. The Equity Interest comprise the whole of the issued ordinary share capital of the Company. The Sellers are the registered holders and beneficial owners of the Equity Interest. Upon the consummation of the Closing, 100% of the Common Stock of the Company will be issued and outstanding to the Purchaser.

(b) The Equity Interest is not, and shall not be, encumbered by any Lien or other interests of any other third party whatsoever. The Sellers collectively are the recorded and beneficial owners of all of the Equity Interest, free and clear of any Lien and any other limitation or restriction (including without limitation, any restriction on the right to vote, sell or otherwise dispose of the Equity Interest), and will transfer and deliver to the Purchaser at the Closing valid title to the Equity Interest free and clear of any Lien and any such limitation or restriction. None of the Equity Interest have been transferred, sold, exchanged, assigned or given as a gift, granted as a security interest, pledged or encumbered, made part of any voting trust or other agreement or arrangement with respect to the transfer of voting rights therein.

(c) There are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company; or (iii) options or other rights to acquire from the Company, pre-emptive rights, conversion rights, Liens or any other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively referred to as “Company Securities”). There is no option, right to acquire, pre-emptive rights, conversion rights, mortgage, charge, pledge, Lien or other form of security or any other agreement or commitment of any nature whatsoever, over or affecting the Equity Interest and there is no agreement or commitment to give or create any of the foregoing. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.

(d) There is no restriction(s) on the sale or transfer of any of the Equity Interest to the Purchaser whatsoever.

3.04 Subsidiaries. (a) Subject to those listed in Section 3.04 of the Disclosure Schedule, as at the Closing Date, the Company has no Subsidiaries.

3.05 Noncontravention. The execution, delivery and performance by the Sellers and the

Company of this Agreement and the Transaction Documents do not, and the performance by the Sellers and the Company of their respective obligations under this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Constitution or any resolutions of the shareholders or directors of the Company;

(b) conflict with or result in a violation or breach of any term or provision of any Law or Order of any governmental, administrative or regulatory body applicable to any Seller or the Company or any of their respective assets and properties; nor

(c) (i) conflict with or result in a violation or breach of, (ii) constitute a default under, (iii) require the Sellers or the Company to obtain any consent, approval or action under, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon the Sellers or the Company or any of their respective assets or properties under, any contract or license to which the Sellers or the Company is a party or by which any of their respective assets or properties is bound.

3.06 Governmental Approvals and Filings. The execution, delivery and performance by the Sellers of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency or official.

3.07 Books and Records. The minute books, statutory books and registers and other similar records of the Company, as made available to the Purchaser prior to the execution of this Agreement, contain a true and complete record of all actions taken at all Board, Board committee and shareholder meetings and by all written consents in lieu of meetings of the equity holders, the boards of directors and committees of the boards of directors of the Company, respectively. The share transfer ledgers and other similar records of the Company, as made available to the Purchaser prior to the execution of this Agreement, accurately reflect all record transfers prior to the execution of this Agreement in the equity of the Company.

3.08 No Undisclosed Liabilities or Indebtedness. (a) Except for liabilities reflected in the unaudited balance sheet of the Company as of July 31, 2006], the Company does not have any material liability or obligation of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise). Without limiting the preceding paragraph, except as set forth in the unaudited balance sheet of the Company as of July 31, 2006, the Company does not have any material liability for: (i) indebtedness for money borrowed; (ii) the deferred purchase price of property or services; (iii) capital lease obligations; (iv) conditional sale or other title retention agreements; or (v) guarantees or other third party undertakings for any liability or obligation of any other Person for any matter which relates to or affects or will affect such parties or any of the Assets.

3.09 Taxes. (a) The Company has duly filed all returns, computations, notices and information required to be made or provided by it for any tax purpose (including without limitation, income tax, corporation tax, capital gains tax, goods and services tax, value added tax, fringe benefits tax, payroll tax, national insurance contributions, group tax, water and municipal rates and stamp and customs duty) (the “Tax or Duty Return”) and the same have been made or given within the requisite periods and on a proper basis and when made were true and accurate in all material respects and are up to date and none of them is or likely to be the subject of any dispute with any tax authority.

(b) No Tax or Duty Return contains any statement that is either: (i) false or misleading in any respects; or (ii) omits to refer to any matter which is required to be included or without which the statement is false or misleading.

(c) The Company has paid when due, and has withheld, deducted and accounted to the relevant authorities for, all taxes, levies, assessments, contributions, fees, rates, duties, and other governmental or municipal charges or impositions (including without limitation provisional taxation, income tax, corporation tax, capital gains tax, goods and services tax, value added tax, fringe benefits tax, payroll tax, national insurance contributions, group tax, water and municipal rates and stamp and customs duty) which it has become liable to pay, withhold, deduct or account for on or before the date hereof. For the purposes of this Section 3.09(c) “a liability to pay” includes a liability to pay any penalty or interest. Neither the Company, nor any respective director or officer of the Company has paid or become liable to pay any fine, penalty, surcharge or interest in relation to tax in relation to the activities of the Company.

(d) The Company has complied in all material respects with all legislation, regulations, executive orders and directions relating to or associated with any taxes, levies, assessments, contributions, fees, rates, duties, and other governmental or municipal charges or impositions.

(e) There are no outstanding or likely disputes or questions or demands between the Company and any Governmental or Regulatory Authority or agent thereof.

(f) Except in respect of this Agreement and the Transactional Documents, all taxes payable in respect of every deed, agreement or other document or transaction to which the Company is or has been a party or by which it derives, has derived or will derive a material benefit have been duly paid and no such deed, agreement or other document is unstamped or insufficiently stamped. All applicable taxes, duties and any stamp duty payable on any transfer of the Equity Interest before the Closing has been duly paid.

(g) All amounts of income tax and national insurance contributions required by any Law to be deducted by the Company from the salary or wages of employees have been duly deducted and, where required, duly paid.

(h) The Company has always exclusively been resident in the UK for Taxation purposes.

(i) The Company has not at any time entered into any transaction with any person other than on fully arm’s length terms.

(j) No transaction has been carried out prior to Closing in consequence of which the Company is or may be held liable for any Taxation primarily chargeable against or attributable to any person other than the Company.

3.10 Litigation/Products. (a) There is no action, suit, arbitration proceeding, inquiry, claim or investigation pending against, or threatened against either the Company or any Seller or any of their respective properties before any court or arbitrator or any governmental body, agency or official (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) (any “Proceeding”). So far as the Company and each Seller is aware, having made due and proper enquiries, there are no facts likely to give rise to any Proceeding.

(b) Neither the Company, nor any Seller (as it relates to the Company) have commenced or settled any legal proceedings within the last two (2) years. There are no outstanding Orders by which the Company or any Seller (as it relates to the Company) or any of their securities, assets, properties or businesses are bound.

(c) No claim has been made against the Company in connection with any defective product or services supplied by it in the course of carrying on its business and the Company has maintained insurance on the basis set out in Section 3.10(c) of the Disclosure Schedule that is customary to the applicable industry and type of business, for at least the last three (3) years against any such claim.

(d) Each of the products produced or sold by the Company is, and at all times up to and including the Closing Date, has been: (i) in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and (ii) fit for the ordinary purposes for which it is intended to be used and conforms to any promises or affirmations of fact made in respect of such product or in connection with such sale. There is no design defect with respect to any such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with all applicable laws, rules and regulations and current industry practice with respect to its content and use.

3.11 Compliance With Laws and Orders. (a) The Company is not in violation of, and has not violated since the Inception Date, and is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Law or Order. Neither the Sellers nor any of the Company’s directors, officers, or key employees (including the Key Employees) in relation to the Company, has committed any felony or any material breach of the requirements or conditions of any Law.

3.12 Employees. (a) Section 3.12(a) of the Disclosure Schedule contains a list of: (i) the names, commencement date, title, annual salaries, other compensation (including any bonus or commission entitlements), any other benefits provided or which the Company is bound to provide (whether now or in the future) of all employees and officers of the Company and details of any other material terms and conditions of employment and contractors of such persons, all of which information is true and complete in all respects. None of the employees of the Company have indicated to any Seller or the Company, that he/she intends to resign or retire as a result of the transaction contemplated by this Agreement or otherwise within one (1) year after the Closing Date.

(b) Section 3.12(b) of the Disclosure Schedule contains an accurate and complete list of each Employee Plan and the Company has not made any commitments to establish new or to expand existing Employee Plans. The Company has performed all obligations required to be performed under the Employee Plans and each Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Laws and Orders. There are no actions, suits or claims which have been filed, or, threatened or anticipated against any Employee Plan. Each Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, applicable Laws or Orders, without liability to the Company (other than ordinary administration expenses incurred in a termination event). There are no enquiries or proceedings that have been filed, or, threatened by any Governmental or Regulatory Authority with respect to any Employee Plan. The Sellers and the Company have furnished to the Purchaser copies of all Employee Plans (and if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the three most recent annual reports and most recent actuarial valuation report prepared in connection with any Employee Plan.

(c) All contributions and payments accrued under each Employee Plan and Benefit Arrangement, determined in accordance with prior finding and accrual practices, as adjusted to include proportional accruals for the period ending the Closing Date, will be discharged and paid in full prior to the Closing Date.

(d) The Company has paid to the relevant Governmental and Regulatory Authority, all taxes, all contributions and other levies due in respect of all of the Company’s employees and contractors (past and present) in respect of their employment or services up to the Closing Date.

(e) With respect to each agreement with employees and contractors of the Company, the Company has duly performed and complied with all of its obligations (including, but not limited to, the making all payments for services rendered, and other benefits). The Company has duly complied with applicable employment regulations and Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and are not engaged in any unfair labor practices. Each of the contracts entered into with employees, consultants or contractors of the Company is enforceable against the parties to it and there is no party in breach of, or in default under, such contract.

(f) Each of the employees and contractors of the Company have executed a contractual agreement that contains: (i) a confidentiality clause; and (ii) an assignment of all rights that each employee or contractor might have in any of the Intellectual Property to the Company. No employee or contractor has any rights to the Intellectual Property and IP Assets, including the right to receive royalties or other payments from the Company.

(g) Neither the Company nor any Seller has offered, promised or agreed for the future any variation in any employment or contractor/service agreement. Without limiting the generality of the preceding sentence, since June 30, 2006 there has been no material change in the remuneration or benefits of any executives, directors, officers or Key Employees of the Company.

(h) There is not in existence and neither the Company nor any Seller has proposed or are proposing to introduce any bonus, profit sharing scheme, share option scheme, share incentive scheme or any other scheme or arrangement under which the employees, any contractors or any of them are or is or would be entitled to participate in the profits or shares of the Company.

(i) There is no industrial action or dispute threatened or existing or anticipated in respect of or concerning any of the current or former employees of the Company relating to or based on any facts or circumstances (or part thereof) arising or existing prior to Closing (“Employee Litigation”). There are no facts or circumstances which are likely to result in such a dispute.

(j) Each employee of the Company has been devoting 100% of his/her business time during the Company’s business hours to the conduct of the Company’s business.

(k) No loans or other advances have been made to any director, officer, employee or contractor of the Company.

(l) Since June 30, 2006, the Company has not considered dismissing any employee or terminating any contractor of the Company.

(m) The Company has no current or projected liability in respect of post-employment or post retirement health or medical or life insurance benefits for retired, former or current employees or the Company.

(n) No employee or former employee of the Company will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of incentive award) as a result of the transaction contemplated hereby.

3.13 Real Property and Business Premises. (a) The Company owns no real property whatsoever.

(b) All of the commercial leases and subleases executed by the Company are in full force and effect, and the Company has not received notice of any claim of any sort that is currently outstanding and that has been asserted by anyone adverse to the rights of the Company under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company to the continued possession of the commercial leased or subleased premises under any such commercial lease or sublease.

(c) Section 3.13(c) of the Disclosure Schedule accurately describes all the business premises leased or occupied by the Company (the “Business Premises”). The Company has exclusive occupation of the Business Premises. The Company is not in breach of any term or obligation of any leases or licenses relating to the Business Premises. The Company has made all payments required by and has otherwise complied with the terms of each of the leases and/or licenses relating to the Business Premises. There are no current disputes relating to any of the Business Premises or their use.

3.14 Tangible Personal Property and Plant & Equipment. (a) The Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all tangible personal property including all plant and equipment used in the conduct of its business, including all tangible personal property reflected on the balance sheets included in the Closing Balance Sheet and tangible personal property acquired since the Inception Date other than property disposed of since such date in the ordinary course of business. All such tangible personal property including all plant and equipment that is owned by the Company is free and clear of all Liens and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

(b) Section 3.14(b) of the Disclosure Schedule is a complete list of all items of plant and equipment owned by the Company with a written down value in excess of $10,000 as at the Effective Date (“Plant and Equipment”). Each item of Plant and Equipment is in good repair taking into account normal wear and tear, is in satisfactory working condition and capable of doing the work for which it is designed and is physically in the possession of the Company.

(c) Section 3.14(c) of the Disclosure Schedule is a complete list of all Equipment Leases. The Company has made all payments required by and has otherwise complied with the terms of each of the Equipment Leases.

3.15 Intellectual Property. (a) The Company owns or has the right to use pursuant to license, sublicense, agreement or permission all the Intellectual Property set out in Section 3.15(a) of the Disclosure Schedule.

(b) The Company has not, on its own behalf or through an agent, infringed upon, misappropriated, or used without a required license, any Intellectual Property of third parties. The Company has not on its own behalf or through an agent, received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation, or misuse that has not been finally resolved (including any claim that the Company must license or refrain from using any Intellectual Property of any third party). No third party has infringed upon, misappropriated, or otherwise misused any Intellectual Property that would have a Material Adverse Effect on the Company.

(c) Section 3.15(c) of the Disclosure Schedules identifies each registered and unregistered (as indicated) copyright, trademark, trade name, service mark, domain name, patent, trade secret or other registration or other Intellectual Property which is owned by the Company and identifies each license, agreement, or other permission currently in effect pursuant to which the Company has granted to any third party rights with respect to any of the Intellectual Property other than in the ordinary course of business. The Company has delivered to the Purchaser correct and complete copies of all such registered and unregistered copyrights, trademarks, trade names, mask works, service marks, domain names, patents, registrations, applications, licenses, agreements, and permissions or other Intellectual

Property (as amended to date) and have made available to the Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of rights of each such item. With respect to each item of Intellectual Property identified in Section 3.15(c) of the Disclosure Schedule:

(i) the Company possess all right, title, and interest in and each item, or has the valid right to use each item, free and clear of any Liens and the Company has not assigned or in any way disposed of any right, title or interest in any item;

(ii) each item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand has been filed or is threatened which challenges the legality, validity, enforceability, use, or ownership of each item;

(iv) except for indemnifications provided in the ordinary course of business, the Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to each item; and

(v) each item is valid and enforceable in every jurisdiction the Company conducts business; and

(vi) the Company has taken all necessary steps to obtain and maintain appropriate registrations for each item and to protect and defend each item.

(d) Section 3.15(d) of the Disclosure Schedules lists the items of Intellectual Property that any third party owns and that the Company use pursuant to applicable licenses, sublicenses, agreements, or permission. With respect to each item of Intellectual Property required to be identified on Section 3.15(d) of the Disclosure Schedule:

(i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable according to the applicable terms by the applicable party against the other party thereto, and in full force and effect;

(ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby;

(iii) the Company is not in breach or default of any such license, sublicense, agreement or permission, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv) no current or former customer to such license, sublicense, agreement or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(v) no party to the license, sublicense, agreement, or permission has overtly repudiated any provision thereof by written notice to the Company or any representatives thereof;

(vi) no underlying item of Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand has been filed or is pending against the Company in relation to any underlying item of Intellectual Property and no owner of such Intellectual Property has threatened any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property;

(viii) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission other than pursuant to in the ordinary course of business; and

(ix) the Company has not taken any action or inaction or assisted any other person to take any action or inaction with such Intellectual Property that infringes upon, misappropriate, or otherwise misuses any such Intellectual Property.

(e) Section 3.15(e) of the Disclosure Schedules lists all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) that is included in any IP Assets or Company Intellectual Property, or that is otherwise used by Company in any way, and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by Company). Except as explicitly set forth in Section 3.15(e) of the Disclosure Schedules, Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any IP Assets or Company Intellectual Property; (ii) distributed Open Source Materials in conjunction with any IP Assets or Company Intellectual Property; or (iii) used Open Source Materials that create, or purport to create, obligations for Company or any Subsidiary with respect to any IP Assets or Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any IP Assets or Company Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(f) So far as the Sellers are aware, having made due and proper enquiries, there has not been:

(i) any infringement of any of the Company’s Intellectual Property rights by any third party or any infringement by the Company of any third party’s Intellectual Property rights;

(ii) any misuse or unauthorised disclosure of the Company’s confidential information; or

(iii) any other act which may affect the validity or enforceability of the Intellectual Property rights of the Company.

(g) None of the Company or any Seller are aware, having made due and proper enquiries, of any inappropriate, improper, unpermitted or infringing use by any other person of any of the business names or the trade marks owned or used by the Company.

3.16 Contracts.

(a) There are no contracts or obligations, agreements or arrangements involving the Company and no practices in which the Company is engaged, which are void, illegal, unenforceable, registerable or under which contravene in any material respect, any fair competition legislation or regulations of any applicable Governmental or Regulatory Authority, nor has the Company received any threat or complaint or request for information or investigation in relation to or in connection with any such legislation or regulations.

(b) The Company has duly performed and complied at all times with its obligations under all Material Contracts. None of the Material Contracts entered into by the Company are known to be likely to result in a loss for the Company. The Company has not made any offers, tenders or quotations which are still outstanding and capable of giving rise to a contract by the unilateral act of a third party, other than in the ordinary course of business and on customary terms.

(c) Except as set forth in Section 3.15(c) of the Disclosure Schedule, with respect to the Material Contracts:

(i) the Company is not under any obligation which cannot readily be fulfilled, performed or discharged by it on a timely basis and without undue or unusual expenditure or effort or loss;

(ii) there are no grounds for rescission, avoidance, repudiation or termination (other than those as set out in the respective contracts) and neither the Company nor any officer, director or any Key Employees of the Company have received notice of rescission or termination;

(iii) each is valid, binding and enforceable against the parties to it and there is no party in material breach of, or in default under, any such contract and each will be enforceable by the Company after Closing;

(iv) none contain any provision or covenant prohibiting or limiting the ability of the Company to engage in any business activity or compete with any Person or prohibits or limits the ability of any Person to compete with the Company; and

(v) none contain any onerous, unusual or other provision that could cause a Material Adverse Effect to the Company.

(e) The Sellers are not aware of any circumstances, having made due and proper enquiries, whereby, following a change in the: (i) control of the Company, (ii) composition of the Board; or (iii) ownership of the Equity Interest, any of the Company’s customers, suppliers or licensors which relate to Material Contracts would, cease to remain customers, suppliers or licensors to the same extent and of the same nature as prior to the date hereof or a right to terminate or vary the Material Contract would be created.

(f) Section 3.16(f) of the Disclosure Schedule contains a true and correct complete list of all of the following agreements, instruments, written contract or other arrangement, together with any related amendments, waivers, supplements, work orders, notices as to termination or change thereunder, to which the Company or any Seller (as it relates to the Company) are a party (the “Material Contracts”), complete and accurate descriptions of which are contained Section 3.16(f) of the Disclosure Schedule:

(i) all end user license agreements or other license agreements (or group of related agreements) pursuant to which the Company has on a consolidated basis recognized annual revenue in excess of $10,000 in the year of 2006;

(ii) all indirect resellers, original equipment manufacturer’s, distributorship, franchise, dealer, sales agent, joint venture and partner agreements pursuant to which the Company has on a consolidated basis recognized annual revenue in excess of $10,000 in the year of 2006;

(iii) all support agreements (or group of related agreements) pursuant to the Company has on a consolidated basis recognized annual revenue in excess of $10,000 in the year of 2006;

(iv) all service, consultancy or advisory agreements or agreements to provide work to third parties (or group of related agreements) pursuant to which the Company has on a consolidated basis recognized annual revenue in excess of $10,000 in the year of 2006;

(v) all agreements for the purchase or sale of products (or group of related agreements) pursuant to which the Company has on a consolidated basis recognized annual revenue in excess of $50,000 in the year of 2006.

(vi) any agreement (or group of related agreements) for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a rolling period of more than one year or involve consideration in excess of $10,000 annually;

(vii) any agreement (or group of related agreements) under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or other obligation, having a value in excess of $10,000 annually;

(viii) any currently effective profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the Company’s current or former directors, officers, and employees;

(ix) any outstanding agreement under which the Company has advanced or loaned any amount in excess of $10,000 (excluding loans associated with travel and meal expenses);

(x) any agreement pursuant to which the Company has an obligation to pay royalties or make other payments in connection with the sale of products or services;

(xi) any other agreement (or group of related agreements), other than employment-related agreements or agreements with contracts, the performance of which involves payment by the Company of annual consideration in excess of $50,000 after the Closing;

(xii) all contracts related to the disposition or acquisition of assets in excess of $50,000, including any contracts related to the merger, consolidation, reorganization or any similar transaction of the Company;

(xiii) all contracts or certified summaries of the relevant provisions that limit payment of dividends or require financial ratios or financial covenants to be met or which have the effect of altering any of the rights or obligations of or encumbering any of the Assets;

(xiv) all agreements or related agreements for the lease obligations of real property or plant and equipment of the Company in excess of $10,000 annually;

(xv) all insurance contracts of the Company;

(xvi) all escrow agreements (including software escrow agreements), arrangements or promises of the Company;

(xvii) any other contract creating or relating to any sharing of revenues, profits, losses, costs or liabilities pursuant to which the Company has on a consolidated basis recognized annual revenue in excess of $50,000 in the year of 2006;

(xvii) any contract creating or involving any agency relationship, distribution arrangement or franchise relationship pursuant to which the Company has on a consolidated basis recognized annual revenue in excess of $50,000 in the year of 2006; and

(xix) any contract which provides for indemnification of any officer, director, employee or agent of the Company.

3.17 Licenses. The Company possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by any regulatory agencies or bodies in any jurisdiction that the Company conducts business. The Company is in compliance with the terms and conditions of all such Governmental Licenses. All of the Governmental Licenses are valid and in full force and effect. The Company has not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses. All consents, approvals and actions of, filings with and notices to any third party, Governmental or Regulatory Authority necessary to permit any Seller or the Company to perform their respective obligations under this Agreement and each of the Transaction Documents and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, and shall be in full force and effect.

3.18 Insurance. Section 3.18 of the Disclosure Schedule contains a true and complete list of all material liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure the business, operations or employees of the Company or affect or relate to the ownership, use or operation of any of the material assets and properties of the Company and that have been issued to the Company. The insurance coverage provided by such policies will not terminate or lapse by reason of the transactions contemplated by this Agreement. Each policy listed in Section 3.18 of the Disclosure Schedule is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither the Company nor the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. To the best of the knowledge and belief of the Company and each Seller, having made due and proper enquiries, the insurance policies listed in Section 3.18 of the Disclosure Schedule have coverage levels that are reasonable and customary for Persons engaged in such businesses and operations and having such assets and properties as the Company. All of the tangible person property and Plant and Equipment of the Company of an insurable nature are insured against fire and other risks normally insured against and that have coverage levels that are reasonable and customary for Persons engaged in such businesses and operations. The Company has not received any notice that any insurer under any policy referred to in this Section 3.18 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

3.19 Brokers or Finders. The Company has not incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement. For the avoidance of doubt, any brokerage, finders’ fee, agents’ commissions or any similar charge(s) in relation to or associated with this Agreement, will be paid by the Sellers.

3.20 Disclosure and Information. (a) No representation or warranty contained in this Agreement and given by, or on behalf of, any Seller and no statement contained in the Disclosure Schedule or in any certificate, list or other writing furnished to the Purchaser pursuant to any provision of this Agreement (including, without limitation, the Company’s Financial Statements), contains any untrue statement or omits to state a fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading in any material respect. The facts set out in the Disclosure Schedule are true and accurate in all material respects.

(b) (i) So far as the Sellers are aware, having made due and proper enquiries, there are no material facts or circumstances relating to the Equity Interest, the Company, any of the Assets or the financial position, operations, profitability or prospects of the Company which have not been disclosed to the Purchaser in writing prior to the Closing. (ii) Save as disclosed to the Purchaser in writing prior to the Closing, there are no facts or circumstances other than those affecting all companies in the same or similar business to a similar extent which might reasonably be expected adversely to affect the financial position, operations, profitability or prospects of the Company in any material respects.

(c) All information given in writing (whether in document, email, spreadsheet or other form) in relation to the Company, any Seller, (including, without limitation, any director, or Key Employee) to the Purchaser in the course of negotiations leading to this Agreement and Closing is true and correct in all material respects.

3.21 Environmental Matters (i) No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending, or threatened by any government entity or other Person with respect to any matters relating to the Company and relation to or arising our of any Environmental Law. (ii) So far as the Sellers are aware, having made due and proper enquiries, there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any liability of or relating to the Company arising under or relating to any Environmental Law.

3.22 Financial Representations. (a) The audited consolidated balance sheets of each of the financial years ending 31st March 2005 and 2006, related audited consolidated statements of income and cash flows and the unaudited interim consolidated balance sheets for the four (4) months ending July 31, 2006 and the related unaudited interim consolidated statements of income and cash flows of the Company and the Closing Balance Sheet fairly present, in conformity with generally accepted accounting principles applied on a consistent basis, the consolidated financial position of the Company as of the dates thereof and have been prepared in accordance with UK GAAP.

(b) All accounts receivable reflected on each of the consolidated and audited balance sheets for the twelve (12) months preceding December 31, 2005 and in the unaudited balance sheet for the twelve (12) months preceding the Closing Date of the Company and all accounts receivable arising subsequent to the Closing Date (collectively the “Accounts Receivable”): (i) have arisen from bona fide sales transactions in the ordinary course of the business on ordinary trade terms; (ii) represent valid, enforceable and binding obligations due to the Company; (iii) have been collected or are collectible in the ordinary course of business in the aggregate recorded amounts thereof without valid set-off or counterclaim; and (iv) are not subject to any counter claim or set off.

(c) Section 3.22(c) of the Disclosure Schedule describes the names and locations of all banks and financial institutions in which there are accounts or safe deposit boxes maintained by, or for the benefit of, the Company, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box.

(d) All forecasts and projections of any future financial results or sales pipeline activities of the Company provided to the Purchaser by or on behalf of the Company, any of the Company’s management or any Seller were prepared in good faith and were based upon reasonable assumptions.

There was at the time of the Closing no matters or circumstances that were known by the Company, any Seller or any Key Employee that would have had a material impact on the actual and projected financial results of the Company.

(e) The Company is not directly or indirectly obliged in any way to guarantee, assume or provide funds to satisfy an obligation of any Person. No letter of comfort has been given by the Company.

3.23. Absence of Changes. Since July 31, 2006 and until Closing, there has not been any change in the business, condition (financial or otherwise), operations or results of operations of the Company that would result in a Material Adverse Effect. Without limiting the generality of the foregoing, since June 30, 2006 and until Closing:

(a) The Company has not sold, leased, transferred, or assigned any of its Assets, tangible or intangible other than in the ordinary course of business;

(b) The Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) relating to the Assets or for any liabilities other than in the ordinary course of business;

(c) No Person (including each Seller and the Company) has accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $10,000 to which the Company is a party or by which they or any of them are bound, other than terminations and cancellations of agreements which occur in the ordinary course of business;

(d) The Company has not imposed, or agreed to, or suffered the imposition of any lien in excess of $10,000 upon any of the Assets, tangible or intangible;

(e) The Company has not made any capital expenditure (or series of related capital expenditures) involving more than $10,000;

(f) The Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) involving individually more than $10,000 other than pursuant to agreements with suppliers that were entered into in the ordinary course of business;

(g) The Company has not issued any note, bond, debenture or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 individually;

(h) Excepting Known Proceedings, the Company has not cancelled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $10,000;

(i) There has been no change made or authorized in the Constitution of the Company;

(j) The Company has not issued, sold or otherwise disposed of any of their capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of their capital stock other than necessary or desirable to effectuate the actions contemplated in this Agreement;

(k) The Company has not declared, set aside or paid any dividend or made any distribution with respect to their capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of their capital stock;

(l) The Company has not experienced any damage, destruction, loss (whether or not covered by insurance) or material interruption to the Assets in excess of $10,000;

(m) The Company has not made any loan to any of its directors, officers or employees, or entered into any other compensation transaction with any of their directors, officers or employees;

(n) The Company has not entered into or modified the terms of any employment or severance agreement or arrangement;

(o) The Company has not granted any increase in the base compensation or any other forms of compensation of any of their directors, officers or employees;

(p) The Company has not changed any of its methods of accounting or material accounting practices in any respect;

(q) The Company has not entered into any transaction, commitment or obligation or taken any other action inconsistent with their past practices;

(r) The business of the Company has been carried on in the ordinary and usual course and no contracts or commitments differing from those ordinarily necessitated by the nature of that business have been entered into or incurred;

(s) There has been no change in the assets, the liabilities or the financial position or profits of the Company except changes in the ordinary course of business, none of which individually or in the aggregate is materially adverse to the Company;

(t) The business or financial position of the Company has not been materially and adversely affected by any matter, either financial or otherwise and whether covered by insurance or not;

(u) There has been no alteration to the rights attached to any of the Equity Interest or to the capital structure of the Company;

(v) No additional directors have been appointed to the Company; and

(w) The Company has not made or pledged to make any charitable or other capital contribution outside the ordinary course of business.

3.24 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

3.25 No Illegal Payments, etc. Neither the Company nor any of its officers, employees, agents or Affiliates has directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was or is in a position to help or hinder the business (or assist in connection with any actual transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office.

3.26 Product, Services and Assets.

(a) There are no current or threatened disputes with regards to the Company’s current version of its IP Assets. The Company’s software products (if any) have been successfully installed and utilized by customers of the Company or have been delivered successfully and satisfactorily to all such customers of the Company.

(b) No IP Assets sold, leased or delivered by the Company and no support or service provided by the Company to customers on or prior to the Closing Date is subject to any express guaranty, express warranty or other indemnity (including without limitation as to product or service reliability, security, interoperability, compatibility (forward and backward), upgrade path or upgrade timing) except as expressly set forth on those contracts with customers copies of which have been provided to the Purchaser.

(c) The Company is the legal and beneficial owner of all its Assets. There are no mortgages, pledges, liens, encumbrances, charges or other security interests over or affecting any Asset.

(d) The Assets are sufficient to enable the effective conduct of the business of the Company after Closing as it is carried on at the date of this agreement and at Closing.

3.27 Substantial Customers and Suppliers. (a) For purposes of this Section 3.27(a), a “Material Customer” shall mean any of the twenty (20) customers of the Company, taken as a whole, with the highest attributed revenues for the period of January 1, 2005 through to the Effective Date. Section 3.28(a) of the Disclosure Schedule lists the Material Customers (whether direct or indirect) and applicable contracts of the Company. Each of the Material Customers, related contracts and attributed revenues are not duplicative or redundant. With respect to the applicable contracts with Material Customers, there exists no event of default and no event has occurred which would result in any such event of default or prevent the Company from obtaining the benefit thereunder. The Company’s relationship with each Material Customer is good and there are no facts or circumstances known to either the Company or any Seller, or ought to be known by either the Company or any Seller of: (a) any dispute threatened, actual or pending between the Company and any Material Customer; or (b) any desire or plan of any Material Customer to terminate or modify such relationship.

(b) For purposes of this Section 3.27(b), a “Material Supplier” shall mean any of the top ten (10) third party suppliers of the Company, taken as a whole with the highest attributed costs or the basis of costs for the period January 1, 2005 through to the Effective Date. Section 3.27(b) of the Disclosure Schedule lists the material suppliers. With respect to the applicable contracts with Material Suppliers, there exists no event of default and no event has occurred which would result in any such event of default or prevent the Company from obtaining the benefit thereunder. The Company’s relationship with each Material Supplier is good and there are no facts or circumstances known to either the Company or any Seller, or ought to be known by either the Company or any Seller of: (a) any dispute threatened, actual or pending between the Company and any Material Supplier; or (b) any desire or plan of any Material Supplier to terminate or modify such relationship.

(c) None of the Sellers or the Company has notice, or is aware of any facts or circumstances, that any Material Customer or Material Supplier has ceased, materially reduced or threatened to cease or materially reduce, its purchases or supplies (as the case may be).

(d) There is no existing Material Customer of the Company who is likely to materially reduce its trading with the Company as a result of the acquisition of the Equity Interest by the Purchaser.

3.28 No Bankruptcy or Insolvency (a) No order has been made, or petition presented, or resolution passed for the winding-up or bankruptcy of the Company or any Seller. None of the Sellers or the Company has had:

(i) any petition or order for winding-up or bankruptcy filed against it;

(ii) any appointment of a receiver over the whole or part of the undertaking of its assets;

(iii) any petition or order for administration against it;

(iv) any voluntary arrangement between any creditor and it;

(v) any distress or execution or other process levied in respect of it which remain undischarged; or

(vi) any unfulfilled or unsatisfied judgment or court order against it over the amount of $5,000.

(b) None of the Sellers or the Company is insolvent (total liabilities greater than total assets) and each can pay its debts as and when they fall due.

(c) There are no circumstances which would entitle any Person to present a petition for the winding-up or administration (or like action) of the Company or any Seller or to appoint a receiver over the whole or any part of the undertaking or assets of the Company or any Seller.

3.29 Payments regarding Mainsaver. Without limiting any of the preceding warranties, as at the Closing Date, the Company has paid in full all required royalties, maintenance payments and other payments due to be paid to any third parties in accordance with any agreement entered into by the Company in relation to the product known as “Mainsaver”. The Company is not required to pay any royalties to any third parties in relation to its distribution of the product known as “Mainsaver”. The Sellers are not aware of any circumstances, having made due and proper enquiries, whereby, following the consummation of the transaction contemplated by this Agreement, such arrangement will be changed or amended by such third parties.

3.30 Development Government Grant. The relevant government entity which provided the Company a development grant for the sum of approximately £196,000 is either not entitled to demand repayment of such grant as a result of this Agreement or the consummation of the transactions contemplated herein or has agreed to not so demand repayment.

Section 4. Representations Warranties of the Purchaser.

4.01 Organization of the Purchaser. The Purchaser represents and warrants that the Purchaser is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents. Once executed by the Purchaser, this Agreement and the Transaction Documents required to be executed by the Purchaser have been duly and validly executed and delivered by the Purchaser and when duly executed will constitute a legal, valid and binding obligation of the Purchaser enforceable against such Purchaser in accordance with its terms subject to bankruptcy, reorganization, insolvency, moratorium, restructuring or similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

4.02 Authority. The Purchaser has the full legal power and authority to enter into, execute and deliver this Agreement and, where applicable, the Transaction Documents, and to perform its obligations hereunder and thereunder.

Section 5. Covenants of the Sellers.

Save for the subsequent paragraph, each Seller shall jointly and severally, covenants and agrees with the Purchaser that, at all times from and after the Effective Date until the Closing and, with respect to any covenant, agreement or appointment by its terms to be performed in whole or in part after or before the Closing, for the period specified herein or, if no period is specified herein, indefinitely, each Seller shall and shall so far as he is able by exercising votes at any meeting of the Board or Shareholders of the Company procure that the Company and such Sellers shall comply with all covenants and provisions of this Section, except to the extent the Purchaser otherwise consent in writing.

AGF covenants and agrees to and for the benefit of the Purchaser only those covenants contained in Sections 5.03, 5.07 and 5.10 but such covenants shall be given in respect of AGF only and not in respect of the Company or any of the other Sellers.

5.01 Financial Statements. Prior to Closing, the Sellers shall deliver to the Purchaser true and complete copies of the: (i) audited consolidated financial statements of the Company for March 31, 2006, together with a true and correct copy of the report on such audited information and all letters from the auditors, with respect to the results of such audits; and (ii) the management accounts for the twelve (12) months preceding the Closing Date. All such financial statements will be compiled in accordance with UK GAAP and fairly present the financial condition and results of the consolidated operations of the Company as of the respective dates thereof and for the respective period covered thereby.

5.02 Books and Records. If at any time after the Closing, any Seller discovers in its possession or under its control any other Records, such Seller shall forthwith deliver and make available such Records to the Purchaser at the offices of the Company.

5.03 Fulfilment of Conditions. Each Seller will execute and deliver at the Closing each instrument that the Sellers and the Company are required under this Agreement to execute and deliver as a condition to the Closing, shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy all other conditions to the obligations of the Purchaser contained in this Agreement and shall not permit the Company to take, or fail to take, any action that could reasonably be expected to result in the non-fulfilment of any such condition. Without limiting the generality of the foregoing, each Seller and the Company shall not take or omit to take any reasonable action, or permit such action or omission if it reasonably can be expected that as a result of such action or omission, any representation or warranty made by the Sellers or the Company under this Agreement shall not be true and correct in all respects at and as of the Closing Date as if made on that date.

5.04 Notice and Cure. The Sellers shall notify the Purchaser promptly in writing of, and contemporaneously, shall provide true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the Effective Date that causes or shall cause any covenant or agreement of the Sellers under this Agreement to be breached or that renders or shall render untrue any representation or warranty of such party contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. The Sellers shall notify the Purchaser promptly in writing of, and shall use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by such party in this Agreement, whether occurring or arising before, on or after the Effective Date. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit the right of the Purchaser to seek indemnity under this Agreement.

5.05 Conduct of Business in Ordinary Course. From and after the Effective Date and prior to the Closing Date, the Company will not and the Sellers will not cause the Company to take any actions inconsistent with Section 3.23 or which will lead to a Material Adverse Effect occurring. With the exception of the provisions set forth in this Agreement and the transaction contemplated herein, the Company will carry on (and the Sellers shall cause the Company to carry on) their business in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use efforts consistent with past practice and policies to preserve intact their respective present business organization, keep available the services of their respective present officers, consultants and employees and preserve their relationships with customers, suppliers and distributors and others having business dealings with them. The Sellers shall cause the officers of the Company to confer at such times as the Purchaser may reasonably request with representatives of the Purchaser to report operational matters of a material nature and to report the general status of the ongoing operations of the business of the Company. Notwithstanding the foregoing, the Sellers and the Company may not and will not without the prior written consent of the Purchaser (which shall not be unreasonably withheld):

(a) other than in the ordinary course of business consistent with prior practice, enter into any commitment or transaction, including but not limited to any purchase of assets (other than supplies or cash equivalents) for a purchase price in excess of $25,000;

(b) other than in the ordinary course of business consistent with prior practice, enter into or amend any agreements pursuant to which any other party is granted support, service, marketing or publishing rights;

(c) other than in the ordinary course of business consistent with prior practice, enter into or terminate any contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments, or commitments, or amend or otherwise change in any respect the terms thereof in an adverse manner; or

(d) modify in any material respect existing discounts or other terms and conditions with third parties in a manner adverse to the Company

5.06 Indebtedness. Without obtaining the prior written consent of the Purchaser (which shall not be unreasonably withheld) neither any Seller nor any Seller on behalf of the Company will: (a) incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise; (b) cause any existing debt facility to be drawn down.

5.07 Cooperation. Each Seller agrees and undertakes to promptly use their reasonable efforts to assist the Purchaser to effect the transfer of the Equity Interest to the Purchaser and to execute all documents, papers, forms, authorizations, declarations or oaths, obtain the consents, releases and waivers of third parties and Governmental or Regulatory, and take any other steps that may be necessary to do so in order to consummate the transactions contemplated under this Agreement and each Transaction Document.

5.08 Access to Information. From the Effective Date until the Closing Date, the Sellers will (i) give, and will cause the Company to give, the Purchaser and its Representatives (defined below) full access to the offices, properties, books and records of the Company and to the books and records of the Sellers relating to the Company; (ii) furnish, and will cause the Company to furnish to the Purchaser and its advisors such financial and operating data and other information relating to the Company as such Persons shall request and (iii) instruct employees and advisors of the Sellers to cooperate with the Purchaser in its investigations of the Company. For the avoidance of doubt, no investigation by the Purchaser or other information received by the Purchaser shall operate as a waiver or otherwise affect any representations, warranty or agreement given or made by the Sellers hereunder. “Representatives” shall refer to ant of the Purchaser’s officers, directors, employees, agents, counsel, accountants, financial advisors, consultants or other representatives.

5.09 Insurance. The Sellers and the Sellers will procure that the Company will maintain in force up to the Closing Date policies of insurance of the same character and coverage as those described in Section 3.18 of the Disclosure Schedule, and the Sellers will promptly notify the Purchaser in writing of any changes in such insurance coverage occurring prior to the Closing Date.

5.10 Power of Attorney. Upon Closing, each Seller hereby appoints the Purchaser to be its attorney in relation to the Purchaser’s relevant Equity Interest from the Closing until the relevant Equity Interest is registered in the name of the Purchaser. The Purchaser may do in the name of each Seller and on its behalf everything necessary or expedient, in the Purchaser’s sole discretion to: (a) transfer the relevant shares; (b) exercise any rights, including rights to appoint a proxy or representative and voting rights, attaching to the relevant Equity Interest; (c) receive any dividend or other entitlement paid or credited to any Seller in respect of the relevant Equity Interest; (d) do any other act or thing in respect of the relevant Equity Interest. Each Seller declares that all acts and things done by the Purchaser in exercising powers under this power of attorney will be as good and valid as if they had been done by such Seller and agrees to ratify and confirm whatever the Purchaser does in exercising powers under this power of attorney. Each Seller declares that this power of attorney of the Purchaser is given for valuable consideration and is irrevocable from the Closing until the relevant Equity Interest is registered in the name of the Purchaser.

5.11 Noncompetition. (a) Where a Seller is also a Key Employee, each such Seller agrees that for a period between the date of such Seller’s Employment Agreement and one full year after the termination of such Seller’s Employment Agreement, he/she shall not engage, either directly or indirectly, as an officer, director or employee with the same or substantially similar duties as such Seller performed as an employee under his/her Employment Agreement in any sole proprietorship, corporation, partnership, limited liability company, joint stock association or similar entity, in the business of providing manufacturing management products or services (the “Business”).

(b) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions and shall be valid and enforceable under such applicable law. Each Seller acknowledges that the Purchaser would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate the Purchaser for any such breach. Each Seller agrees that the Purchaser shall be entitled to injunctive relief requiring specific performance by the Sellers of this Section, and the Sellers consents to the entry thereof.

Section 6. Covenants of the Purchaser.

The Purchaser covenants and agrees with the Sellers and the Company that, at all times from and after the Effective Date until the Closing, the Purchaser will comply with all covenants and provisions of this Section, except to the extent the Sellers and the Company may otherwise consent in writing.

6.01 Notice and Cure. The Purchaser shall notify the Company in writing of, and contemporaneously, shall provide true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the Effective Date that causes or shall cause any covenant or agreement of the Purchaser under this Agreement to be breached or that renders or shall render untrue any representation or warranty of such party contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. The Purchaser shall notify the Company promptly in writing of, and shall use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by such party in this Agreement, whether occurring or arising before, on or after the Effective Date. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit the right of the Company or the Sellers to seek indemnity under this Agreement.

6.02 Fulfilment of Conditions. The Purchaser will execute and deliver at the Closing each instrument that the Purchaser is required to execute and deliver as a condition to the Closing, shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy all other conditions to the obligations of the Sellers and the Company contained in this Agreement and shall not take, or fail to take, any action that could reasonably be expected to result in the non-fulfilment of any such condition. Without limiting the generality of the foregoing, the Purchaser shall not take or omit to take any reasonable action, or permit such action or omission if it reasonably can be expected that as a result of such action or omission, any representation or warranty made by the Purchaser under this Agreement shall not be true and correct in all respects at and as of the Closing Date as if made on that date.

6.03 Cooperation. The Purchaser agrees and undertakes to promptly use its reasonable efforts to assist the Sellers to effect the transfer of the Equity Interest to the Purchaser and to execute all documents, papers, forms, authorizations, declarations or oaths, obtain the consents, releases and waivers of third parties and Governmental or Regulatory Authorities, and take any other steps that may be necessary to do so in order to consummate the transactions contemplated under this Agreement and each Transaction Document.

6.04 Operation of the Company after Closing. From the Closing Date until the end of the Third Installment Period, the Purchaser shall carry on the business of the Company in good faith and shall use reasonable endeavours to maximize Revenue. Without prejudice to the generality of the foregoing the Purchaser will (unless: (i) otherwise agreed by the Seller Representative or (ii) such action or omission occurred at the behest of the MVI President [(and/or his team)]:

(a) not require the Company to enter into any artificial transaction not being in the ordinary course of business the principal purpose of which is designed to reduce or has the reasonably foreseeable effect of reducing the Revenue;

(b) use all reasonable endeavours to ensure that the Company continues to trade save where any cessation of trade becomes necessary for reasons of insolvency;

(c) not to wind up or procure the winding up of the Company or appoint a receiver, manager or administrator in relation to the Company save where any winding up becomes necessary for reasons of insolvency;

(d) permit the Key Employees to devote substantially all of the time and attention required pursuant to their respective employment agreements with the Company (whether by the Company or another member of the Purchaser Group) directly or indirectly to the business and affairs of the Company;

(e) not permit trading or lending or borrowing between the Company on the one hand and the Purchaser or any other company in the Purchaser’s group of companies, save on arm’s length terms;

(f) procure that any sales to members of the Purchaser’s group of companies be made on an arms length basis.

(g) procure that any sales of the Products, maintenance services or other services of the Company by any member of the Purchaser Group be credited at full invoice value to the Company.

The parties agree that the Purchaser shall, in consultation with Mr. Mark Sutcliffe and acting in good faith prepare a business plan in respect of the Relevant Businesses (the “Business Plan”) for each financial period in which any Installment Period falls (whether wholly or partly) and that, provided the Relevant Businesses are operating on average within 5% of budget turnover and costs at the end of each quarter, the Purchaser shall not, and shall procure that no Relevant Business shall alter the selling prices or staffing levels assumed in such Business Plan, or in any other respect make material alterations to the operation or management of the Relevant Business if the likely effect of such alteration would in the reasonable opinion of the Sellers Representative be to decrease materially the Relevant Revenues.

Notwithstanding this Section 6.04 and for the avoidance of doubt, the Purchaser shall be entitled to: (i) relocate, close or open any Company offices on reasonable notice to the Sellers Representative after Closing and/or (ii) transfer the shares in the Company and/or the shares in any subsidiary of the Company to Affiliates of the Purchaser so the Purchaser’s Group can maximise tax efficiencies provided always that such relocation, closure, opening or transfer shall not negatively impact the Accumulated Revenue in any material respects and the Purchaser shall always retain separate accurate books records and management accounts recording Relevant Revenues .

Section 7. Conditions to Obligations of the Purchaser.

The obligations of the Purchaser under this Agreement are subject to the fulfilment, at or before the Closing of each of the following conditions the satisfaction of which will be determined by the Purchaser acting reasonably (all or any of which may be waived in whole or in part by the Purchaser in its sole discretion):

7.01 Warranties. Each of the warranties made by the Sellers in this Agreement and the Transaction Documents and all facts specified in the Disclosure Schedules shall be true and correct in all respects in which they are given on and as of the Effective Date and the Closing Date as though such representation or warranty was made on each of those dates.

7.02 Performance. Each Seller shall have performed and complied with, each agreement, covenant and obligation required by this Agreement and the Transaction Documents to be so performed or complied with by any Seller or the Company at or before the Closing.

7.03 Certificates. On the Closing Date, the Seller shall have delivered to the Purchaser a certificate from the company secretaries of the Company and a certificate from at least one officer of the Company prior to Closing substantially in the form and to the effect of Exhibit 7.03(a) and 7.03(b) attached hereto.

7.04 Consents and Approvals. All consents, approvals and actions of, filings with and notices to any third party, Governmental or Regulatory Authority necessary to permit any Seller and the Company to perform their respective obligations under this Agreement and each of the Transaction Documents and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, and shall be in full force and effect as at the Closing Date. Each such consent, approval and actions of, filings with and notices to any third party, Governmental or Regulatory Authority are set out in Section 7.04 of the Disclosure Statement. The Purchaser shall have received duly executed copies of all such consents and releases and there will not be any consents or releases which have not been received and are required to be received. No statute, rule or regulation, and no final and nonappealable order, decree or injunction will have been enacted, entered, promulgated or enforced by any court or Governmental or Regulatory Authority of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

7.05 Opinion of Counsel. The Purchaser shall have received the opinion of the Company’s and the Sellers’ legal counsel on the Closing Date, substantially in the form and to the effect of Exhibit 7.05 attached hereto.

7.06 Key Employees. Each of the Key Employees shall have executed an Employment Agreement and the Purchaser’s standard non-compete and non-solicitation agreement.

7.07 Proceedings. All proceedings to be taken on the part of the Sellers or the Company in connection with the transactions contemplated by this Agreement, the Transaction Document and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser shall have received copies of all such documents and other evidences as the Purchaser may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

7.08 Legal Action. As of the Closing Date, there will not be any actual written threats or any action, proceeding or other application pending before any court or Governmental or Regulatory Authority brought by any Person or Governmental or Regulatory Authority: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from any of the Parties or their Affiliates as a result of such transactions; (ii) seeking to prohibit or impose any limitations on the Purchaser’s ownership or operation of all or any portion of the Equity Interest or the underlying assets of the Company, or to compel the Purchaser’s to dispose of or hold separate all or any portion of its or the Equity Interest or the Company’s business or assets as a result of the transactions contemplated by the Agreement; or (iii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

7.09 No Material Adverse Change. From the Effective Date to the Closing Date and as at the Closing Date, there shall not have occurred any Material Adverse Effect on the Equity Interest, any of the Assets or any operation or financial performance of the Company.

7.10 Share Transfers/Certificates. The Purchaser shall have received duly executed transfers of the Equity Interest in its favor, in a registrable form and in accordance with the Company’s Constitution representing the Equity Interest, together with share certificates for such Equity Interest and all other consents, approvals and/or documents needed by the Purchaser to register the transfers and obtain ownership of the Equity Interest as the Purchaser may require.

7.11 Termination of Rights and Certain Securities. Any registration rights, rights of refusal, voting rights, rights to any liquidation preference or redemption rights relating to any security of the Company will be terminated, waived or satisfied as of the Closing Date.

7.12 Closing Documents. All closing documentation must be received by the Purchaser, including but not limited to the Company and each Key Employee having entered into the Employment Agreements.

7.13 Board Approval of the Company. The Board of the Company shall have: (a) approved the execution of the Transaction Documents and the transactions contemplated herein and therein; (b) approved the transfer of the Equity Interest; (c) resolved and directed that the transfers of the Equity Interest are registered; and (d) approved the appointment of the representatives of the Board selected by the Purchaser and the resignation of all directors who were on the Board prior to the Closing, but so that a properly constituted board of directors is in existence at all times.

7.14 Board Appointee. Effective as of the Closing Date, the designees of the Purchaser shall have been elected to the Board and the current directors of the Company shall have resigned, but so that a properly constituted board of directors is in existence at all times.

7.15 Shareholder/ AGF Approval. On or before the Closing Date, all of the Sellers including without limitation AGF, shall have approved and consented to the execution of this Agreement and the transactions contemplated herein and therein by both the Company and each Seller. Further, on or before the Closing Date, all of the Sellers including without limitation AGF shall have unanimously approved that Articles 7, 9.2, 9.4 and 9.6 of the Constitution shall not applying to the transfer of shares contemplated by this Agreement and shall have procured the directors of the Company to register the transfer of shares contemplated herein.

7.16 Completion of Due Diligence. The Purchaser shall have completed all necessary due diligence investigations to its satisfaction.

7.17 Approval of the Purchaser’s Board of Directors or delegated subcommittee. The board of directors of the Purchaser or its delegated subcommittee shall have authorized and approved each of: (i) the terms and conditions of this Agreement and each Transaction Document; and (ii) the execution and performance of this Agreement and each Transaction Document by a duly authorized officer or director of the Purchaser and the transactions contemplated herein and therein; and

7.18 Third Party Consent. Each of the following Persons consenting to the change of control of the Company as anticipated by this Agreement and agreeing not to terminate their respective agreements in a form satisfactory to the Purchaser: (i) lessors’ of the Property Leases; and (ii) the third parties to any Material Contracts which require approval in the event of a change of control.

7.19 Change of Bank Authorities. The delivery to the Purchaser duly completed bank authorities approved by each of the Company’s bankers and the Board authorising the operation of each of the Company’s bank accounts by nominees of the Purchaser.

7.20 Repayment of Loan Facilities. The delivery to the Purchaser of evidence that all loan facilities with funds currently outstanding, including without limitation the HSBC loan facility, are duly and completely re-paid.

7.21 Options. The delivery to the Purchaser of evidence that all outstanding options issued in relation to the Common Stock have been exercised in accordance with the terms of the Company’s Stock Option Plan.

7.22 Closing Balance Sheet. The delivery to the Purchaser of the Closing Balance Sheet.

7.23 Delivery of Company Seal and Books & Records. The delivery to the Purchaser of the Company’s books and records, the common seal and any other company seals of the Company.

7.24 Sellers able to Complete. The Purchaser is not obligated to close unless each Seller and the Company is ready, willing and able to close simultaneously.

Section 8. Conditions to Obligations of the Sellers and the Company.

The obligations of the Sellers hereunder are subject to the fulfilment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Sellers in their sole discretion):

8.01 Warranties. Each of the warranties made by the Purchaser in this Agreement shall be true and correct in all respects in which they are given on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

8.02 Performance. The Purchaser shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by such Purchaser at or before the Closing.

8.03 Consents and Approvals. All consents, approvals and actions of, filings with and notices to any third party, Governmental or Regulatory Authority necessary to permit the Purchaser to perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, and shall be in full force and effect.

Section 9 Representations, Warranties, Covenants and Agreements.

Unless otherwise expressly provided for in this Agreement:

(a) All representations and warranties contained in this Agreement (the “Warranties”), any schedule, exhibit, the Disclosure Schedule or certificate or document delivered pursuant hereto in connection with the transactions contemplated by this Agreement or the Transaction Documents shall survive through to the date prescribed by Section 10.03 of this Agreement.

(b) The covenants and agreements of the Parties shall survive the Closing.

(c) Save as disclosed in the Disclosure Schedule each of the Warranties are true and correct in all respects on and as of the Effective Date and the Closing Date.

None of the Warranties are extinguished or affected by any investigation made by or on behalf of a Party into the affairs of another Party. Each Party acknowledges that it has made and given the Warranties with the intention of inducing the other Parties to enter into this Agreement and the Purchaser has entered into this Agreement in full reliance on the Warranties given hereunder. The Purchaser confirms that at Closing neither it nor any of its employees, agents or consultants has actual knowledge of any facts which may lead to a claim for breach of the Warranties.

Section 10. Indemnification

10.01 Indemnification. (a) By Warrantors. Each Warrantor (each an “Indemnifying Party” and collectively “Indemnifying Parties”), shall jointly and severally indemnify the Purchaser and the Purchaser’s officers, directors, shareholders and Affiliates (each an “Indemnified Party”“) in respect of, and hold each of them harmless from and against, any and all Loss or liability suffered, incurred or sustained by any of them, resulting from, arising out of or associated with:

(i) any misrepresentation, inaccuracy in or breach of any Warranty or the nonfulfillment of, or failure to perform, any covenant or agreement on the part of any Seller contained in this Agreement or the Transaction Documents;

(ii) any current, pending or threatened Proceeding, Employee Litigation or dispute, or any future Proceeding, Employee Litigation or dispute that relates to, or is associated with, any act or omission of the Company, any Seller or any individual for or on behalf of the Company or any Seller which took place prior to the Closing; and/or

(iii) Any tax liability of the Company and/or the Sellers arising as a result of the sale of the Common Stock under this Agreement (other than Stamp Duty or Stamp Duty Reserve Tax) including the payment of the Tranche 1 Consideration and the Tranche 2 Consideration by the Purchaser.

(b) By Alastair Norman and Richard Tester. Alastair Norman and Richard Tester shall each indemnify the Company and the Purchaser in respect of any income tax and/or any employee’s National Insurance Contributions which the Company or the Purchaser (or any company which is at any time a member or parent of either the Company or Purchaser) is required to pay or account for to any taxation authority whatsoever including, without limitation any income tax under the PAYE system (including employee National Insurance contributions), or equivalent tax and/or social security contributions whether such requirements are in accordance with U.K or U.S laws as a result of their respective acquisition of Common Stock from Jonathan Starling on 4th October 2006.

(c) If any Indemnified Party is entitled to indemnification under this Section 10.01 for some or a portion of the Loss or liability suffered, incurred or sustained by it but not for the total amount, each Indemnifying Party shall, jointly and severally, indemnify such Indemnified Party for the portion of such Loss or liability as to which the Indemnified Party is so entitled.

10.02 Method of Asserting Claims and Limitations of Liability.

(a) Notwithstanding any other provision contained herein except in the case of Section 2.02(g), each parties liability under this Agreement including, without limitation under the warranties contained in Section 3 hereof, shall be limited in the manner set out in this Section 10.02.

(b) No claim may be made in respect of any breach of this Agreement by the Warrantors unless the Purchaser shall first have notified the transaction in writing to the Sellers Representative, setting out the details of a claim and a bona fide estimate (where reasonably practicable) of the amount of such claim (“Claim Notice”) within the Indemnified Period. Notwithstanding the foregoing, the Warrantors liability in accordance with a claim made under Section 10.01(a)(iii) and Section 10.01(b) shall not be limited in any way whatsoever including by any period of time or any amount.

(c) Without in any way limiting any of its other rights or remedies under Section 10.01, Section 10.02 or at law, if the Purchaser is entitled to indemnification under this Agreement, it may, in its sole and absolute discretion, set-off and deduct the amount of any Claim in accordance with Section 2.02(h).

(d) For the avoidance of doubt, provided that it has suffered a Loss it is not necessary for an Indemnified Party to incur expense or make payment before enforcing a right of indemnity conferred by this Section and in any dispute the onus of disproving that a Claim (as defined below) falls within this Section 10.01 shall be on the Indemnifying Party. A “Claim” shall include any claim or demand in respect of which an Indemnified Party may seek indemnity under Section 10.01 which may arise by way of discovery by the Indemnified Party or by way of a third party asserting or threatening a claim against or seeking to collect a related obligation against such Indemnified Party. The Indemnifying Party shall be liable for the full amount of any Claim plus interest rate of 1.5% above the base lending rate of Barclays Bank Plc.

(e) Failure by an Indemnified Party to provide a Claim Notice with reasonable promptness of the Indemnified Party receiving notice of a Claim will not prevent the Indemnified Party from so making a claim and being indemnified under this Section 10 provided: (i) that the Indemnifying Party’s ability to defend has not been substantially prejudiced by such failure of the Indemnified Party; and (ii) that the delay does not result in the delivery of notice after the relevant indemnification period has expired.

(f) Except in respect of a claim made in accordance with Section 10.01(a)(iii) and Section 10.01(b), tThe Warrantors shall not be liable in respect of any Claim (i) where the liability for such Claim does not exceed $5,000; or (ii) unless and until the total aggregate liability for all claims other than those referred to in paragraph (i) would exceed $120,000.

(g) Except in respect of a claim made in accordance with Section 10.01(a)(iii) and Section 10.01(b), the liability of each of the Warrantors shall be limited to the amount of the Total Consideration actually received by them.

(h) If the Sellers pay any Claim and the Purchaser or Company subsequently recovers from a third party (including an insurance company) a sum for the same Claim, the Purchaser will (and will procure that the Company will) promptly repay to the Sellers the sum recovered less the reasonable costs of recovery and any taxation (or similar obligation) suffered or to which the Company may become liable in respect of the receipt of those sums.

(i) Nothing in this Agreement shall derogate from the Purchaser’s obligation to mitigate any loss which it suffers in consequence of a breach of this Agreement.

(j) The Sellers shall not be liable for any Claim which has wholly: (i) arisen as a result of the written instruction of the Purchaser; (ii) arisen as a result of any action or inaction of the Purchaser after Closing save if such action or inaction is in the ordinary course of business; or (iii) arisen as a result of a change of legislation, rates of Taxation accounting policy or practice by the Company after Closing save where such change of legislation or rates of Taxation were reasonably foreseeable by any Seller.

(k) The Sellers shall not be liable for any Claim if and to the extent that provision or reserve for such liability has been specifically made in the Closing Balance Sheet.

(l) The Sellers shall have no liability for any Claim which is fairly and accurately disclosed in the Disclosure Schedule.

10.03 The Warrantors jointly and severally covenant to pay to the Purchaser an amount equal to any liability of the Company to make a payment of or in respect of Taxation which arises as a consequence of any act, event or transaction occurring on or before Closing or in respect of income, profits or gains earned, accrued or received on or before Closing;

10.04 The Warrantors shall not be liable under Section 10.03 in respect of any Taxation to the extent that such Taxation has been provided for in the Closing Balance Sheet.

10.05 Payment under Section 10.03 shall be made on the later of the date falling 10 days after written demand is made by the Purchaser on the Warrantors in respect thereof or the date that falls two Business Days before the last date on which the Taxation in question can be paid to the relevant taxation authority without incurring a liability to interest and/or penalties in respect thereof.

10.06 The Purchaser covenants to pay to the Sellers an amount equal to any tax to which the Sellers or any of them are charged under section 767A or section 767AA Income and Corporation Taxes Act 1988, and any payment under this Section 10.06 shall be treated for the purposes of section 10.04 as though references in that section to Section 10.03 were to this section, references to the Warrantors were references to the Purchaser, and references to the Purchaser were references to the Sellers.

Section 11. Termination

11.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) at any time after October 31, 2006 in the event that Closing has not taken place by that date, by either the Purchaser or any Seller upon written notice to the other; or

(b) at any time before the Closing, by the Sellers or the Purchaser, in the event (i) of a material breach hereof by any non-terminating party if such non-terminating party fails to cure such breach within seven (7) Business Days following notification thereof by the terminating party or (ii) upon notice to the non-terminating party by the terminating party that the satisfaction of any material condition to the terminating party’s obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a material breach hereof by the terminating party (but not otherwise).

11.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 11.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of any Seller or the Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions with respect to the indemnifications in Section 10, expenses in Section 12.02, and confidentiality in Section 12.12 shall continue to apply following any such termination.

Section 12. Miscellaneous

12.01 Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and by fed ex, courier or fax to each party as follows:

If to the Sellers, to the Sellers Representative:

At the address contained in the first paragraph of this Agreement

If to the Purchaser, to:

Ross Systems Inc

Two Concourse Parkway

Suite 800

Atlanta, Georgia 30328

Attn: Eric Musser

All such notices, requests, demands, consents, instructions or other communications shall be effective: (a) when sent by Federal Express or other overnight service of recognized standing, on the second business day following the deposit with such service; and (b) when faxed, upon confirmation of receipt regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

12.02 Expenses. Each of Sellers (and not the Company) shall pay for each of their costs and expenses relating to the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

12.03 Public Announcements. Subject to the subsequent sentences, at all times at or before the Closing, each Seller, the Company and the Purchaser shall not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom the Company provides services or with whom the Company otherwise has significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, which consent shall not be unreasonably withheld. If any party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law or by any Court of competent jurisdiction or governmental or regulatory body in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof.

12.04 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

12.05 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

12.06 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Section 10.

12.07 Assignment; Binding Effect. Subject always to the subsequent sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except for assignments and transfers by operation of Law. At any time after the Third Installment Period, the Purchaser may assign any or all of its rights, interests and obligations hereunder (including without limitation its rights under Section 10) provided that, each such assignee agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

12.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (c) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

12.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United Kingdom without giving effect to the conflicts of laws principles thereof.

12.10 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought against any of the parties in the courts of England and Wales and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein.

12.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

12.12 Confidentiality. Each party hereto will hold, and will use its reasonable endeavors to cause its Affiliates to hold, in strict confidence from any Person (other than any such Affiliate, unless: (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law; or (ii) disclosed in any action, suit, proceeding, inquiry, investigation either before or brought by Governmental or Regulatory Authority or otherwise, brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder), all documents and information concerning the other party or any of its Affiliates furnished to it by the other party in connection with this Agreement or the transactions contemplated hereby, including, without limitation, the terms and conditions of this Agreement except to the extent that such documents or information can be shown to have been: (a) previously known by the party receiving such documents or information; (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party; or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto shall, and shall cause its Affiliates to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information.

12.13 Exercise of Rights. A party may exercise a right, power or remedy at its discretion, and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power or remedy by a party does not prevent a further exercise of that or of any other right, power or remedy. Failure by a party to exercise or delay in exercising a right, power or remedy does not prevent its exercise. The rights, powers and remedies provided in this Agreement are cumulative with and not exclusive of the rights, powers or remedies provided by law independently of this Agreement.

12.14 Further Assurances. Each party agrees, at its own expense, on the request of any other party, to do everything reasonably necessary to give effect to this Agreement and the transactions contemplated by it (including, without limitation, the execution of documents) and to use all reasonable endeavours to cause relevant third parties to do likewise.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto, and shall be effective as of the date first above written

ROSS SYSTEMS INC

By:	/s/ Robert William Taylor
Name:	Robert William Taylor
Title:	Senior Legal Counsel EMEA

ADVANTAGE GROWTH FUND acting by its General Partner Advantage Growth Fund (General Partner) Limited

By:	/s/ Anthony Scott
Name:	Anthony Scott
Title:	Investment Director

By:
Name:
Title:

/s/ John Caines
JOHN CAINES

/s/ Siobhan Sutcliffe by Mark Sutcliffe his Attorney-In-Fact
SIOBHAN SUTCLIFFE

/s/ Mark Sutcliffe
MARK SUTCLIFFE

/s/ Robert Archer
ROBERT ARCHER

/s/ Robin Wight
ROBIN WIGHT

/s/ Steven Massey
STEVEN MASSEY

/s/ Alistair Norman by Mark Sutcliffe his Attorney-In-Fact
ALISTAIR NORMAN

/s/ Richard Tester by Mark Sutcliffe his Attorney-In-Fact
RICHARD TESTER

/s/ Roy Thomas by Mark Sutcliffe his Attorney-In-Fact
ROY THOMAS

/s/ John Clement by Mark Sutcliffe his Attorney-In-Fact
JOHN CLEMENT

/s/ Richard Craig by Mark Sutcliffe his Attorney-In-Fact
RICHARD CRAIG

/s/ Phil Hignett by Mark Sutcliffe his Attorney-In-Fact
PHIL HIGNETT

/s/ Colin Downes by Mark Sutcliffe his Attorney-In-Fact
COLIN DOWNES

/s/ Dan Saunders by Mark Sutcliffe his Attorney-In-Fact
DAN SAUNDERS

/s/ Robin West by Mark Sutcliffe his Attorney-In-Fact
ROBIN WEST

/s/ James Wood by Mark Sutcliffe his Attorney-In-Fact
JAMES WOOD

/s/ James Cutter by Mark Sutcliffe his Attorney-In-Fact
JAMES CUTTER

/s/ Andy Neilson by Mark Sutcliffe his Attorney-In-Fact
ANDY NEILSON

/s/ Sarah Weston by Mark Sutcliffe his Attorney-In-Fact
SARAH WESTON

/s/ Di Judd by Mark Sutcliffe his Attorney-In-Fact
DI JUDD